    As filed with the Securities and Exchange Commission on September 16, 1996
                                                 Registration No. 333-10809
                                                 --------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                               __________________
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               __________________
                              NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

       Delaware                              6711                     41-0449260
 (State or other jurisdiction of    (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)     Classification Code Number)   Identification No.)

                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               __________________
                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                              Norwest Corporation
                                 Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026
                                  612-667-8858
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
    Robert J. Kaukol                        O. Paul Corley, Jr.
  Norwest Corporation        Thompson & Knight, a Professional Corporation
     Norwest Center                  1700 Pacific Avenue, Suite 3300
   Sixth and Marquette                       Dallas, Texas 75201
Minneapolis, Minnesota  55479-1026
                               __________________
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                              [BANCORP LETTERHEAD]


                                                              September 19, 1996

  Dear Shareholder:

       A special meeting of shareholders of Texas Bancorporation, Inc. ("Bancorp") will be held on October 21, 1996 to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated June 3, 1996 (the "Merger Agreement") between Bancorp and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will merge with and into Bancorp (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, Bancorp will become a wholly-owned subsidiary of Norwest and holders of Bancorp common stock will be entitled to receive shares of Norwest common stock upon the terms and subject to the conditions set forth in the Merger Agreement.

       Bancorp's board of directors has unanimously approved the Merger Agreement as being advisable and in the best interests of Bancorp's shareholders and recommends that you vote for approval of the Merger Agreement.

       Enclosed with this letter are a notice of special meeting, which sets forth the time and location of the special meeting, and a Proxy Statement-Prospectus, which describes in more detail the terms and conditions of the Merger and discusses the background of and reasons for the Merger. Please carefully review and consider the information in the Proxy Statement-Prospectus. Additional information concerning Norwest, including its 1995 annual report on Form 10-K, may be obtained from Norwest as indicated in the Proxy Statement-Prospectus under the section entitled "Incorporation of Certain Documents by Reference."

       Your vote is very important. Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, regardless of whether you plan to attend the special meeting. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.



                                 Richard D. Browning
                                 Chairman and Chief Executive Officer

                           TEXAS BANCORPORATION, INC.
                             4101 NORTH JBS PARKWAY
                              ODESSA, TEXAS 79762
                                 (915) 368-0931
                   -----------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 21, 1996
                   -----------------------------------------

       A special meeting (the "Special Meeting") of shareholders of Texas Bancorporation, Inc., a Texas corporation ("Bancorp"), will be held at the offices of Bancorp located at 4101 North JBS Parkway, Odessa, Texas, on
October 21, 1996, at 4:00 p.m., central time, for the following purposes:

            1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated June 3, 1996 (as amended, the "Merger Agreement") between Bancorp and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will merge with and into Bancorp and Bancorp will become a wholly-owned subsidiary of Norwest, all upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which is attached as an appendix to the accompanying Proxy Statement-Prospectus.

            2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

       Only shareholders of record on the books of Bancorp at the close of business on September 18, 1996 will be entitled to vote at the Special Meeting or any adjournments or postponements thereof.

       Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                      By Order of the Board of Directors



                                      Dale Spivey
                                      Secretary

September 19, 1996
  _____________________________________________________________________________

 PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND PROMPTLY MAIL IT IN THE ENCLOSED
       ENVELOPE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.
   YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-
                 PROSPECTUS AT ANY TIME BEFORE IT IS EXERCISED.

           PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.
  _____________________________________________________________________________

                          TEXAS BANCORPORATION, INC.
                                PROXY STATEMENT
                     FOR A SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 21, 1996

                            ______________________
                              NORWEST CORPORATION
                                  PROSPECTUS
                            SHARES OF COMMON STOCK
                            ______________________

       This Proxy Statement-Prospectus is being provided to holders of the common stock, par value $.01 per share ("Bancorp Common Stock") of Texas Bancorporation, Inc., a Texas corporation ("Bancorp"), in connection with the solicitation of proxies by the board of directors of Bancorp (the "Bancorp Board") for a special meeting of Bancorp's shareholders to be held on October 21, 1996 (the "Special Meeting").

     At the Special Meeting, Bancorp's shareholders will consider and vote upon a proposal to approve the Agreement and Plan of Reorganization dated June 3, 1996 (including all exhibits thereto, the "Merger Agreement") between Bancorp and Norwest Corporation, a Delaware corporation ("Norwest"), pursuant to which a wholly-owned subsidiary of Norwest will merge with and into Bancorp and Bancorp will become a wholly-owned subsidiary of Norwest (the "Merger"). If the Merger is approved and becomes effective, each share of Bancorp Common Stock outstanding immediately prior to the Effective Time of the Merger (as hereinafter defined) will be automatically converted into and exchanged for the right to receive the fraction of a share of Norwest's common stock, par value $1-2/3 per share ("Norwest Common Stock"), determined by dividing 762,500 by the number of shares of Bancorp Common Stock outstanding immediately prior to the Effective Time of the Merger (the "Exchange Ratio"). As of the date of this Proxy Statement-Prospectus, there are 860,685 shares of Bancorp Common Stock outstanding. Assuming there are 860,685 shares of Bancorp Common Stock outstanding immediately prior to the Effective Time of the Merger, the Exchange Ratio will equal 0.8859. For additional information concerning the consideration to be received by holders of Bancorp Common Stock and certain risks due to fluctuations in the price of Norwest Common Stock, see "THE MERGER--Merger Consideration." A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference.

     Norwest has filed a registration statement on Form S-4 (File No. 333-10809) (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Norwest Common Stock to be issued in the Merger. In addition to serving as the proxy statement in connection with the Special Meeting, this document constitutes the prospectus of Norwest filed as part of the Registration Statement.

     Norwest Common Stock trades on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CHX") under the symbol "NOB." The closing price of Norwest Common Stock as reported on the NYSE composite tape on September 11, 1996 was $38.875 per share. There is no public market for shares of Bancorp Common Stock.

     NORWEST AND ITS BANKING AND SAVINGS ASSOCIATION SUBSIDIARIES ARE SUBJECT TO A VARIETY OF FEDERAL AND STATE BANKING STATUTES, REGULATIONS AND GUIDELINES, MANY OF WHICH MATERIALLY AFFECT OR HAVE THE POTENTIAL TO MATERIALLY AFFECT NORWEST'S BUSINESS AND FINANCIAL CONDITION, INCLUDING BUT NOT LIMITED TO RESTRICTING ITS ABILITY TO PAY DIVIDENDS ON THE COMMON STOCK. SEE "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

      All information concerning Norwest contained in this Proxy Statement-Prospectus has been provided by Norwest, and all information concerning Bancorp contained in this Proxy Statement-Prospectus has been provided by Bancorp.

      This Proxy Statement-Prospectus and the accompanying form of proxy are first being mailed to shareholders of Bancorp on or about September 19, 1996.

                          __________________________

 THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS
     ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR
            NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE
                    FEDERAL DEPOSIT INSURANCE CORPORATION OR
                         ANY OTHER GOVERNMENTAL AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ___________________________

            The date of this Proxy Statement-Prospectus is September 19, 1996.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
AVAILABLE INFORMATION.....................................................
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................
EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS.........................
SUMMARY...................................................................
     Parties to the Merger................................................
     Special Meeting and Vote Required....................................
     The Merger...........................................................
     Market Information...................................................
     Comparison of Rights of Holders of Bancorp Common Stock and Norwest
       Common Stock.......................................................
     Comparative Per Common Share Data....................................
     Selected Consolidated Financial Data.................................
MEETING INFORMATION.......................................................
     General..............................................................
     Record Date; Voting Rights; Vote Required............................
     Voting and Revocation of Proxies.....................................
     Solicitation of Proxies..............................................
THE MERGER................................................................
     General..............................................................
     Background of and Reasons for the Merger.............................
     Merger Consideration.................................................
     Dissenters' Rights...................................................
     Surrender of Certificates............................................
     Conditions to the Merger.............................................
     Regulatory Approvals.................................................
     Conduct of Business Pending the Merger...............................
     No Solicitation......................................................
     Certain Additional Agreements........................................
     Termination of the Merger Agreement..................................
     Amendment of the Merger Agreement....................................
     Waiver of Performance of Obligations.................................
     Effect on Employee Benefit Plans.....................................
     Interests of Certain Persons in the Merger...........................
     U.S. Federal Income Tax Consequences.................................
     Resale of Norwest Common Stock.......................................
     Stock Exchange Listing...............................................
     Accounting Treatment.................................................
     Expenses.............................................................
COMPARISON OF RIGHTS OF HOLDERS OF BANCORP COMMON STOCK AND NORWEST COMMON
STOCK.....................................................................
     General..............................................................
     Directors............................................................
     Amendment of Articles or Certificate of Incorporation and Bylaws.....
     Shareholder or Stockholder Approval of Mergers and Asset.............
     Sales................................................................
     Appraisal Rights.....................................................
     Special Meetings.....................................................
     Action Without a Meeting.............................................
     Limitation of Director Liability.....................................
     Indemnification of Officers and Directors............................
     Dividends............................................................
     Proposal of Business; Nomination of Director.........................

INFORMATION CONCERNING BANCORP.............................................
     General...............................................................
     Texas Bank............................................................
     Nonbanking Activities.................................................
     Competition...........................................................
     Regulation and Supervision............................................
     Employees.............................................................
     Properties............................................................
     Legal Proceedings.....................................................
     Description of Securities.............................................
     Dividends and Dividend Policy.........................................
     Holders...............................................................
     Security Ownership of Management......................................
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations...............................................
COMPARATIVE PER SHARE PRICES AND DIVIDENDS.................................
CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST....................
     General...............................................................
     Dividend Restrictions.................................................
     Holding Company Structure.............................................
     Capital Requirements..................................................
     Federal Deposit Insurance Corporation Improvement Act of 1991.........
     FDIC Insurance........................................................
EXPERTS....................................................................
LEGAL OPINIONS.............................................................
MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION...........................
CONSOLIDATED FINANCIAL STATEMENTS OF TEXAS BANCORPORATION, INC. AND
  SUBSIDIARY............................................................... F-1
APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION...........................
APPENDIX B  TEXAS BUSINESS CORPORATION ACT, ARTICLES 5.11, 5.12 AND 5.13...

                             AVAILABLE INFORMATION

     Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission.

     The reports, proxy statements and other information filed by Norwest with the Commission can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such materials also may be accessed through the Commission's Web site on the Internet located at http://www.sec.gov. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning Norwest also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

     This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest and the shares of Norwest Common Stock offered hereby. Statements contained herein concerning the provisions of certain documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached hereto as an appendix.

     No person is authorized to give any information or make any representations other than those expressly set forth in this Proxy Statement-Prospectus. Any such information or representations must not be relied upon as being authorized. The delivery of this Proxy Statement-Prospectus is neither an offer to sell or a solicitation of an offer to buy shares of Norwest Common Stock nor a solicitation of a proxy in any circumstances in which such offer to sell, solicitation of an offer to buy or solicitation of a proxy is unlawful. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities hereunder shall under any circumstances create any implication that there has been no change in the business prospects, financial condition or other affairs of Norwest or Bancorp since the date of this Proxy Statement-Prospectus or that the information contained herein is correct and complete as of any time subsequent to the date of this Proxy Statement-Prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS AS FILED WITH THE COMMISSION (OTHER THAN EXHIBITS THERETO NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO NORWEST, TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY NORWEST OCTOBER 14, 1996.

     The following documents filed with the Commission by Norwest (File No. 1-
2979) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement-Prospectus: (i) Norwest's annual report on Form 10-K for the year ended December 31, 1995; (ii) Norwest's quarterly reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996; (iii) Norwest's current reports on Form 8-K dated January 17, 1996, February 20, 1996, as amended pursuant to Form 8-K/A, February 26, 1996, April 17, 1996, July 2, 1996 and July 15, 1996;
(iv) Norwest's current report on Form 8-K dated April 30, 1996 containing a description of the Norwest Common Stock; and (v) Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated June 29, 1993, relating to preferred stock purchase rights attached to shares of Norwest Common Stock.

     All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

               EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS

     Bancorp is incorporated under the laws of the state of Texas and is governed by the Texas Business Corporation Act and Bancorp's articles of incorporation and bylaws (as amended and in effect as of the date of this Proxy Statement-Prospectus, the "TBCA," "Bancorp Articles" and "Bancorp Bylaws," respectively). Norwest is incorporated under the laws of the state of Delaware and is governed by the Delaware General Corporation Law and Norwest's restated certificate of incorporation and bylaws (as amended and in effect as of the date of this Proxy Statement-Prospectus, the "DGCL," "Norwest Certificate" and "Norwest Bylaws," respectively). The TBCA uses the term "shareholder" to refer to a holder of capital stock of a Texas corporation. The DGCL uses the term "stockholder" to refer to a holder of capital stock of a Delaware corporation. Accordingly, this Proxy Statement-Prospectus uses the term "shareholder" to refer to a holder of Bancorp Common Stock and the term "stockholder" to refer to a holder of Norwest Common Stock.

                                    SUMMARY

     The following summary of certain information relating to the Merger is not intended to be complete and is qualified in all respects by the more detailed information contained or incorporated by reference in this Proxy Statement-Prospectus and the appendices hereto. Shareholders of Bancorp are urged to read this Proxy Statement-Prospectus and the appendices hereto in their entirety.

PARTIES TO THE MERGER

     NORWEST. Norwest is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Norwest owns subsidiaries engaged in banking and in a variety of related businesses. Norwest provides retail, commercial and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

     At June 30, 1996, Norwest had consolidated total assets of $77.8 billion, total deposits of $46.3 billion and total stockholders' equity of $5.6 billion. Based on total assets at June 30, 1996, Norwest was the 12th largest commercial banking organization in the United States.

     Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Norwest generally does not make a public announcement of an acquisition until a definitive agreement has been signed. Norwest generally provides information concerning the aggregate asset value of, and the aggregate consideration anticipated to be paid for, its pending acquisitions in its annual and quarterly reports filed with the Commission and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is
(612) 667-1234.

     Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     BANCORP. Bancorp, a bank holding company headquartered in Odessa, Texas, derives substantially all of its revenues and income from the operation of its wholly-owned bank subsidiary, Texas Bank ("Texas Bank" or the "Bank"), Odessa, Texas. Texas Bank provides a full range of commercial and consumer banking services to individuals and small and middle market businesses in the Permian Basin as well as Central Texas. Texas Bank operates two full service branches in Odessa, Texas, two in Austin, Texas, and one each in Pflugerville, Dripping Springs, Burnet, Kingsland, and Buchanan Dam, Texas. As of June 30, 1996, Bancorp had total consolidated assets of $167.0 million, total deposits of $151.0 million and total shareholders' equity of $14.9 million. At June 30, 1996, Bancorp and Texas Bank employed 104 full time equivalent employees. See "Information Concerning Bancorp."

SPECIAL MEETING AND VOTE REQUIRED

     SPECIAL MEETING. The Special Meeting will be held on October 21, 1996 at the offices of Bancorp located at 4101 North JBS Parkway, Odessa, Texas for the purpose of voting on a proposal to approve the Merger Agreement. Only holders of record of Bancorp Common Stock at the close of business on September 18, 1996 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. At the Record Date, there were outstanding 860,685 shares of Bancorp Common Stock. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

     VOTE REQUIRED. Approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Bancorp Common Stock. Holders of Bancorp Common Stock are entitled to one vote per share owned of record on the Record Date. If at least two-thirds of the votes eligible to be cast by the holders of Bancorp Common Stock do not vote in favor of approval of the Merger Agreement, Bancorp will continue to act as a separate entity and a going concern. See "MEETING INFORMATION--Record Date; Voting Rights; Vote Required."

The Merger

     EFFECT OF THE MERGER. If the Merger Agreement is approved and the Merger becomes effective, a wholly-owned subsidiary of Norwest will merge with and into Bancorp and Bancorp, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Norwest. In the Merger, each share of Bancorp Common Stock outstanding immediately prior to the Effective Time of the Merger will be automatically converted into and exchanged for the right to receive the fraction of a share of Norwest Common Stock determined in accordance with the Exchange Ratio. See "THE MERGER--Merger Consideration."

     RECOMMENDATION OF BANCORP'S BOARD OF DIRECTORS. At a meeting of Bancorp's board of directors (the "Bancorp Board") held on May 31, 1996, after considering the terms and conditions of the Merger Agreement, the Bancorp Board unanimously approved the Merger Agreement. The Bancorp Board believes that the Merger is advisable and in the best interests of Bancorp and its shareholders and recommends that shareholders of Bancorp vote in favor of approval of the Merger Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by the Bancorp Board in making its recommendation, see "THE MERGER--Background of and Reasons for the Merger."

     CONDITIONS TO THE MERGER; TERMINATION OF THE MERGER AGREEMENT. The obligations of Norwest and Bancorp to effect the Merger are subject to the satisfaction or, if permissible under the Merger Agreement, waiver of a number of conditions, in addition to approval of the Merger Agreement by Bancorp's shareholders. The Merger Agreement is subject to termination by one or more parties at any time prior to the Effective Time of the Merger upon the occurrence of certain specified events. See "THE MERGER--Conditions to the Merger" and "--Termination of the Merger Agreement."

     REGULATORY APPROVALS. The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The approval of the Federal Reserve Board was received on August 20, 1996. The Merger is also subject to certain filing and other requirements of the Texas Department of Banking. See "THE MERGER--Regulatory Approvals."

     EFFECTIVE TIME AND CLOSING OF THE MERGER. If the Merger Agreement is approved at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the parties expect the Merger to become effective (the "Effective Time of the Merger") upon the filing with the Texas Secretary of State of articles of merger relating to the Merger (the "Articles of Merger") in accordance with the relevant provisions of the TBCA. The parties expect to file the Articles of Merger with the Texas Secretary of State as soon as practicable following approval of the Merger Agreement at the Special Meeting. The closing of the Merger (the "Closing") will be held on the date the Articles of Merger are filed with the Texas Secretary of State or on such other date as the parties may agree (the "Closing Date"). See "THE MERGER--Conditions to the Merger" and "--Regulatory Approvals."

     NO SOLICITATION. Bancorp and its subsidiaries, and their respective directors, officers, representatives and agents, are prohibited under the Merger Agreement from directly or indirectly soliciting, authorizing the solicitation of or entering into any discussions with any party other than Norwest concerning certain transactions involving the acquisition of Bancorp's capital stock or assets. See "THE MERGER--No Solicitation."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. In the Merger, the directors and executive officers will receive the same consideration for their shares of Bancorp Common Stock as the other shareholders of Bancorp will receive for their shares of Bancorp Common Stock. Certain members of the Bancorp Board and management, however, may be deemed to have interests in the Merger that are in addition to and separate from the interests of Bancorp's shareholders generally. These interests include, among others, provisions in the Merger Agreement relating to the continuation of certain director and officer indemnification rights and the maintenance of certain directors' and officers' liability insurance policies. See "THE MERGER--Interests of Certain Persons in the Merger."

     DIRECTORS AND OFFICERS OF BANCORP AFTER THE MERGER. Following the Effective Time of the Merger, Norwest will be the sole shareholder of Bancorp and, for that reason, will be in a position to elect or appoint all of the directors and officers of Bancorp.

     DISSENTERS' RIGHTS. Holders of Bancorp Common Stock will have the right to dissent with respect to their shares of Bancorp Common Stock. For more information concerning dissenters' rights and the procedures to be followed to exercise such rights, see "THE MERGER--Dissenters' Rights."

     U.S. FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to be a tax-free reorganization. Generally, no gain or loss will be recognized by Bancorp's shareholders, except with respect to cash received for any remaining fractional shares. The Merger's effectiveness is conditioned upon the receipt by Bancorp of a written opinion of its counsel to that effect. See "THE MERGER--U.S. Federal Income Tax Consequences."

     THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER MAY BE DIFFERENT FOR PARTICULAR TYPES OF BANCORP SHAREHOLDERS OR IN LIGHT OF EACH BANCORP SHAREHOLDER'S PERSONAL INVESTMENT CIRCUMSTANCES. FOR THAT REASON, BANCORP SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE MERGER, AS WELL AS THE APPLICATION TO THEM OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

Market Information


     On May 30, 1996, the last business day preceding public announcement of the Merger Agreement, and on September 11, 1996, the last practicable date prior to the mailing of this Proxy Statement-Prospectus, the closing price per share of Norwest Common Stock (as reported on the NYSE composite tape) was $35.625 and $38.875, respectively. There is no public market for the Bancorp Common Stock.


     The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Time of the Merger, which will be a period of several weeks. The market value per share of the Norwest Common Stock that Bancorp's shareholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Time of the Merger. Bancorp's shareholders are advised to obtain current market quotations for Norwest Common Stock.

COMPARISON OF RIGHTS OF HOLDERS OF BANCORP CAPITAL STOCK AND NORWEST COMMON
STOCK

       As of the date of this Proxy Statement-Prospectus, the rights of Bancorp's shareholders are governed by the TBCA and the Bancorp Articles and Bancorp Bylaws. At the Effective Time of the Merger, Bancorp's shareholders will become stockholders of Norwest. As such, their rights will thereafter be governed by the DGCL and the Norwest Certificate and Norwest Bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF BANCORP CAPITAL STOCK AND NORWEST COMMON STOCK."

  COMPARATIVE PER COMMON SHARE DATA


       The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Bancorp Common Stock on a historical and pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. The historical data for Norwest and Bancorp for each of the years in the three-year period ended December 31, 1995 are derived from the respective audited consolidated financial statements of Norwest and Bancorp, including the related notes thereto, for such three-year period. The historical data for Norwest and Bancorp for the six-month period ended June 30, 1996 are derived from the respective unaudited consolidated financial statements of Norwest and Bancorp, including notes thereto, for such six-month period. The data are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated. The above-referenced audited and unaudited consolidated financial statements of Bancorp are included in this Proxy Statement-Prospectus. See "CONSOLIDATED FINANCIAL STATEMENTS OF BANCORP." The above-referenced audited and unaudited consolidated financial statements of Norwest are incorporated by reference into this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                       COMPARATIVE PER COMMON SHARE DATA

                             Norwest Common Stock    Bancorp Common Stock
                             ---------------------  ----------------------
                                         Pro Forma              Pro Forma
                             Historical  Combined   Historical  Equivalent
                             ----------  ---------  ----------  ----------
  BOOK VALUE (1):
     June 30, 1996               $14.71      14.72       17.31       13.04
     December 31, 1995           $14.20      14.21       15.74       12.59

  DIVIDENDS DECLARED (2):
   Six Months Ended
     June 30, 1996               $0.510      0.510       0.290       0.452
   Year Ended
     December 31, 1995           $0.900      0.900       0.581       0.797

  NET INCOME (3):
   Six Months Ended
     June 30, 1996               $ 1.50       1.50        1.90        1.33
   Year Ended
     December 31, 1995           $ 2.73       2.73        3.14        2.42

  (1) The pro forma combined book value per share of Norwest Common Stock represents the historical total combined common stockholders' equity for Norwest and Bancorp divided by total pro forma common shares of the combined entities. The data assume (i) an Exchange Ratio equal to 0.8859 and (ii) the issuance in the Merger of 762,500 shares of Norwest Common Stock in exchange for 860,685 shares of Bancorp Common Stock. The pro forma equivalent book value per share of Bancorp represents the pro forma combined book value per share multiplied by an assumed Exchange Ratio of 0.8859.

  (2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of Bancorp Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by an assumed Exchange Ratio of 0.8859.

  (3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and Bancorp divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Bancorp Common Stock represents the pro forma combined net income per share multiplied by an assumed Exchange Ratio of 0.8859.

  SELECTED CONSOLIDATED FINANCIAL DATA


       The following table sets forth certain selected historical consolidated financial information for Norwest and Bancorp. The income statement and balance sheet data for Norwest and Bancorp included in the selected consolidated financial data for each of the five years in the period ended December 31, 1995 are derived from the respective audited consolidated financial statements of Norwest and Bancorp for such five-year period. The selected financial data for the six-month periods ended June 30, 1996 and 1995 are derived from the unaudited consolidated financial statements of Norwest and Bancorp for such periods. All financial data derived from unaudited financial statements reflect, in the respective opinions of Norwest's and Bancorp's management, all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such data. Results for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. The data in the following table should be read in conjunction with the consolidated financial statements of Norwest and Bancorp and the related notes thereto, included in this Proxy Statement-Prospectus in the case of Bancorp and incorporated herein by reference in the case of Norwest. See "CONSOLIDATED FINANCIAL STATEMENTS OF BANCORP" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                     SELECTED CONSOLIDATED FINANCIAL DATA

                     NORWEST CORPORATION AND SUBSIDIARIES

                                                SIX MONTHS
                                               ENDED JUNE 30                        YEARS ENDED DECEMBER 31
                                           ---------------------    --------------------------------------------------------
                                              1996        1995        1995        1994       1993(1)     1992(2)     1991
                                           ---------    --------    --------    --------    --------    --------    --------
                                                                (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Interest income........................  $ 3,099.0     2,677.1     5,717.3     4,393.7     3,946.3     3,806.4     4,025.9
  Interest expense.......................    1,291.7     1,135.2     2,448.0     1,590.1     1,442.9     1,610.6     2,150.3
                                           ---------    --------    --------    --------    --------    --------    --------
    Net interest income..................    1,807.3     1,541.9     3,269.3     2,803.6     2,503.4     2,195.8     1,875.6
  Provision for credit losses............      175.2       130.0       312.4       164.9       158.2       270.8       406.4
  Non-interest income....................    1,203.6       842.2     1,848.2     1,638.3     1,585.0     1,273.7     1,064.0
  Non-interest expenses..................    1,963.2     1,581.2     3,382.3     3,096.4     3,050.4     2,553.1     2,041.5
                                           ---------    --------    --------    --------    --------    --------    --------
    Income before income taxes...........      872.5       672.9     1,422.8     1,180.6       879.8       645.6       491.7
  Income tax expense.....................      315.7       221.8       466.8       380.2       266.7       175.6        73.4
                                           ---------    --------    --------    --------    --------    --------    --------
  Income before cumulative effect of
    a change in accounting method........      556.8       451.1       956.0       800.4       613.1       470.0       418.3
  Cumulative effect on years prior to
    1992 of change in accounting
    method...............................         --          --          --          --          --       (76.0)         --
                                           ---------    --------    --------    --------    --------    --------    --------
    Net income...........................  $   556.8       451.1       956.0       800.4       613.1       394.0       418.3
                                           =========    ========    ========    ========    ========    ========    ========

PER COMMON SHARE DATA
  Net income per share:
    Primary:
      Before cumulative effect of a
        change in accounting method......  $    1.50        1.34        2.76        2.45        1.89        1.44        1.33
      Cumulative effect on years prior
        to 1992 of change in
        accounting method................         --          --          --          --          --       (0.25)         --
                                           ---------    --------    --------    --------    --------    --------    --------
      Net income.........................  $    1.50        1.34        2.76        2.45        1.89        1.19        1.33
                                           =========    ========    ========    ========    ========    ========    ========

    Fully diluted:
      Before cumulative effect of a
        change in accounting method......  $    1.50        1.32        2.73        2.41        1.86        1.42        1.32
      Cumulative effect on years prior
        to 1992 of change in
        accounting method................         --          --          --          --          --       (0.23)         --
                                           ---------    --------    --------    --------    --------    --------    --------
      Net income.........................  $    1.50        1.32        2.73        2.41        1.86        1.19        1.32
                                           =========    ========    ========    ========    ========    ========    ========
  Dividends declared per common
    share................................  $   0.510       0.420       0.900       0.765       0.640       0.540       0.470

BALANCE SHEET DATA
  At period end:
    Total assets.........................  $77,849.3    66,623.0    72,134.4    59,315.9    54,655.0    50,037.0    45,974.5
    Long-term debt.......................   13,787.6    12,382.1    13,676.8     9,186.3     6,850.9     4,553.2     3,686.6
    Total stockholders' equity...........    5,634.9     4,726.0     5,312.1     3,846.4     3,760.9     3,371.8     3,192.3

(1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                  TEXAS BANCORPORATION, INC. AND SUBSIDIARIES

                                          SIX MONTHS                       YEARS ENDED DECEMBER 31
                                         ENDED JUNE 30       ---------------------------------------------------
                                        1996        1995       1995       1994       1993       1992       1991
                                      --------    -------    -------    -------    -------    -------    -------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Interest income...................  $  6,906      5,550     11,950      9,279      8,649      9,667      9,005
  Interest expense..................     1,739      1,401      3,132      2,118      1,809      2,269      3,346
                                      --------    -------    -------    -------    -------    -------    -------
    Net interest income.............     5,167      4,149      8,818      7,161      6,840      7,398      5,659
  Provision for credit losses.......       215        177        378        239        260        449        380
  Non-interest income...............     1,350      1,085      2,870      2,803      3,273      2,527      2,360
  Non-interest expenses.............     3,818      3,334      7,118      6,104      6,040      4,846      4,121
                                      --------    -------    -------    -------    -------    -------    -------
    Income before income taxes......     2,484      1,723      4,192      3,621      3,813      4,630      3,518
  Income tax expense................       846        579      1,487      1,281      1,330      1,688      1,327
                                      --------    -------    -------    -------    -------    -------    -------
  Income before cumulative effect
    of a change in accounting
    method..........................     1,638      1,144      2,705      2,340      2,483      2,942      2,191
  Cumulative effect on years prior
    to 1993 of change in
    accounting method...............         -          -          -          -        170          -          -
                                      --------    -------    -------    -------    -------    -------    -------
      Net income....................  $  1,638      1,144      2,705      2,340      2,313      2,942      2,191
                                      ========    =======    =======    =======    =======    =======    =======

PER COMMON SHARE DATA
  Net income per share:
    Before cumulative effect of a
      change in accounting
      method........................  $   1.90       1.33       3.14       2.72       2.88       3.42       2.55
    Cumulative effect on years
      prior to 1993 of change in
      accounting method.............         -          -          -          -       0.19          -          -
                                      --------    -------    -------    -------    -------    -------    -------
      Net income....................  $   1.90       1.33       3.14       2.72       2.69       3.42       2.55
                                      ========    =======    =======    =======    =======    =======    =======
  Shareholders' equity..............  $  17.31      14.21      15.74      11.93      10.59       9.96       6.54
                                      ========    =======    =======    =======    =======    =======    =======
  Weighted average common
    shares outstanding..............   860,685    860,685    860,685    860,685    860,685    860,685    860,685
                                      ========    =======    =======    =======    =======    =======    =======
  Dividends declared per common
    share...........................  $   0.29          -       0.58          -       2.05          -          -
                                      ========    =======    =======    =======    =======    =======    =======

BALANCE SHEET DATA
  At period end:
    Total assets....................  $166,988    148,985    162,143    123,927    117,764    108,011    106,485
    Long-term debt..................  $    277        277        277        277        277        277        277
    Total shareholders' equity......  $ 14,900     12,237     13,548     10,274      9,120      8,572      5,630

                              MEETING INFORMATION

GENERAL


     This Proxy Statement-Prospectus is being furnished to holders of Bancorp Common Stock in connection with the solicitation of proxies by the Bancorp
Board for use at the Special Meeting to be held on October 21, 1996 and at any adjournments or postponements thereof. At the Special Meeting, shareholders of Bancorp will consider and vote upon a proposal to approve the Merger Agreement. The Bancorp Board is not aware as of the date of this Proxy Statement-Prospectus of any business to be acted upon at the Special Meeting other than the proposal to approve the Merger Agreement. If other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED


     The Bancorp Board has fixed the close of business on September 18, 1996 as the record date for the determination of shareholders of Bancorp entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). On the Record Date there were outstanding 860,685 shares of Bancorp Common Stock. Holders of Bancorp Common Stock are entitled to one vote per share held of record on the Record Date. The presence in person or by proxy at the Special Meeting of the holders of a majority of the shares of Bancorp Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Special Meeting.

     Under the TBCA and the Bancorp Articles and Bancorp Bylaws, approval of the Merger Agreement will require the affirmative vote of the holders of at least two-thirds of the shares of Bancorp Common Stock. Directors and executive officers of Bancorp and their affiliates beneficially owned as of the Record Date an aggregate of 820,023, or approximately 95.3%, of the outstanding shares of Bancorp Common Stock. Directors and executive officers of Bancorp intend to vote all shares of Bancorp Common Stock held in their individual capacities in favor of approval of the Merger Agreement. If at least two-thirds of the votes eligible to be cast by the holders of Bancorp Common Stock do not vote in favor of approval of the Merger Agreement, Bancorp will continue to act as a separate entity and a going concern. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

     Shares of Bancorp Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Bancorp Common Stock represented by such proxy will be voted FOR approval of the Merger Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the secretary of Bancorp prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not by itself constitute a revocation of a proxy.

     A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the Merger Agreement must be approved by the holders of at least two-thirds of the shares of Bancorp Common Stock outstanding on the Record Date. Because the proposal to approve the Merger Agreement requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

  SOLICITATION OF PROXIES

       In addition to solicitation by mail, directors, officers and employees of Bancorp may solicit proxies from the shareholders of Bancorp, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Bancorp will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

  THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF BANCORP. SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO BANCORP IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                  THE MERGER

       This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement-Prospectus and incorporated herein by reference. Shareholders are urged to read the Merger Agreement in its entirety.

       Parenthetical references are to sections of the Merger Agreement.

  GENERAL

       At the Effective Time of the Merger, a wholly-owned subsidiary of Norwest will be merged with and into Bancorp, with Bancorp being the surviving corporation in the Merger. Following the Merger, Bancorp will be a wholly-owned subsidiary of Norwest. Except with respect to remaining fractional shares and shares as to which dissenters' rights have been exercised, if the Merger is approved and becomes effective, each share of Bancorp Common Stock outstanding immediately prior to the Effective Time of the Merger will be automatically converted into and exchanged for the right to receive the fraction of a share of Norwest Common Stock determined in accordance with the Exchange Ratio. Following the Effective Time of the Merger, Norwest will be the sole shareholder of Bancorp. Shares of Norwest Common Stock issued and outstanding immediately before the Effective Time of the Merger will remain issued and outstanding immediately after the Effective Time of the Merger.

  BACKGROUND AND REASONS FOR THE MERGER

       A majority of the Bancorp Board instructed its management to identify opportunities for the sale of Bancorp because they believed that the current economic conditions were prime for garnering an optimum price for the Bancorp Common Stock. They also believed that there was little potential for the market price of comparable banking organizations to maintain its lofty level. In evaluating potential candidates for the acquisition of Bancorp, the Bancorp Board determined that the best candidate would be a company whose stock is listed on one of the major exchanges to create liquidity for the shareholders, a company recognized as a high performing, well regarded, and highly rated financial institution nationwide. In addition, the Bancorp Board determined that the transaction price must be adequate in terms of total consideration and that the transaction must be structured as a nontaxable stock for stock exchange so that each individual shareholder would have the opportunity to decide in the future whether he or she wished to continue with ownership of the company.

       The Bancorp Board believes the Merger will meet the criteria outlined above and, for that reason, recommends that Bancorp's shareholders approve the Merger.

  MERGER CONSIDERATION

     SHARES OF NORWEST COMMON STOCK. Except with respect to remaining fractional shares as described below and shares as to which dissenters' rights have been exercised, if the Merger Agreement is approved and the Merger becomes effective, each share of Bancorp Common Stock outstanding immediately prior to the Effective Time of the Merger will be automatically converted into and exchanged for the fraction of a share of Norwest Common Stock determined in accordance with the Exchange Ratio. The term "Exchange Ratio," as used herein, means the fraction determined by dividing 762,500 by the number of shares of Bancorp Common Stock outstanding immediately prior to the Effective Time of the Merger. (Section 1(a)) As of the date of this Proxy Statement-Prospectus, there are 860,685 shares of Bancorp Common Stock outstanding. The Merger Agreement prohibits Bancorp from redeeming or issuing shares of Bancorp Common Stock without the prior written consent of Norwest. (Section 4b) See "--Conduct of Business Pending the Merger. Assuming there are 860,685 shares of Bancorp

  Common Stock outstanding immediately prior to the Effective Time of the Merger, the Exchange Ratio would equal 0.8859.

       THE PRICE OF NORWEST COMMON STOCK, AND THUS THE VALUE OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER BY BANCORP'S SHAREHOLDERS, WILL FLUCTUATE BETWEEN THE DATE OF THIS PROXY STATEMENT-PROSPECTUS AND THE EFFECTIVE TIME OF THE MERGER. THERE CAN BE NO ASSURANCE THAT THE PRICE OF NORWEST COMMON STOCK AS OF THE EFFECTIVE TIME OF THE MERGER WILL NOT BE MATERIALLY LOWER THAN THE PRICE OF NORWEST COMMON STOCK AS OF THE DATE OF THIS PROXY STATEMENT-PROSPECTUS OR AS OF THE DATE OF THE SPECIAL MEETING.

       CASH IN LIEU OF REMAINING FRACTIONAL SHARES. In the event the aggregate number of shares of Norwest Common Stock to be received in the Merger by a Bancorp shareholder does not equal a whole number, the holder will receive cash in lieu of the remaining fractional share. By way of illustration only, assuming an Exchange Ratio of .8859, a holder of 1,000 shares of Bancorp Common Stock would receive 885 shares of Norwest Common Stock and cash in lieu of the remaining 0.9 share of Norwest Common Stock. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the average of the closing prices of a share of Norwest Common Stock as reported on the NYSE's composite tape for the five trading days ending on the day immediately preceding the Special Meeting. (Section 1(c))

  DISSENTERS' RIGHTS

       The following is a summary of the rights of dissenting shareholders pursuant to Texas law and does not purport to be a complete statement thereof. The summary is qualified in its entirety by reference to Articles 5.11 through
  5.13 of the TBCA, copies of which are set forth in full in Appendix C to this Proxy Statement-Prospectus.

       Record holders of Bancorp Common Stock will have the right under the TBCA to dissent with respect to the Merger and, subject to certain conditions, receive a cash payment equal to the fair value of their shares. ANY SHAREHOLDER WHO WISHES TO ASSERT HIS OR HER DISSENTER'S RIGHTS MUST CAUSE BANCORP TO RECEIVE, BEFORE THE SPECIAL MEETING, A WRITTEN OBJECTION TO THE MERGER STATING THAT SUCH SHAREHOLDER'S RIGHT TO DISSENT WILL BE EXERCISED IF THE MERGER IS EFFECTIVE AND GIVING THE SHAREHOLDER'S ADDRESS TO WHICH ANY NOTICES SHOULD BE SENT, AND SUCH SHAREHOLDER MAY NOT VOTE ANY OF HIS OR HER SHARES IN FAVOR OF THE MERGER AGREEMENT. VOTING AGAINST THE MERGER AGREEMENT IS NOT SUFFICIENT, IN AND OF ITSELF, FOR A SHAREHOLDER TO ASSERT HIS OR HER DISSENTER'S RIGHTS.

       In the event Bancorp's shareholders approve the Merger Agreement at the Special Meeting, Bancorp is required to deliver or mail a written notice to all shareholders who are entitled to demand payment for their shares no later than 10 days after the Effective Time of the Merger. Any shareholder to whom a notice is sent by Bancorp and who desires to exercise his or her dissenter's rights must, within 10 days from the delivery or mailing of Bancorp's notice, make written demand on Bancorp for the payment of the fair value of his or her shares. Pursuant to the TBCA, the fair value of the shares is the value thereof as of the day immediately preceding the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. The demand must state the number of shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder who does not demand payment for his or her shares within the 10 day period is bound by the Merger. Upon receiving a demand for payment from a dissenting shareholder, Bancorp must make an appropriate notation of the demand in its shareholder records. Within 20 days after making such demand, the dissenting shareholder must submit his or her share certificates to Bancorp for notation thereon that demand has been made.

       Within 20 days after Bancorp's receipt of a demand from a dissenting shareholder, it must deliver or mail to the shareholder a written notice that either accepts the amount claimed in the shareholder's demand as the fair value of the shares or sets forth Bancorp's estimate of the fair value of the shares. If the shareholder's amount is accepted, the notice must state that

  Bancorp will pay that amount to the shareholder within 90 days after the date the Merger was effected, upon surrender of the certificates for the shareholder's shares, duly endorsed. If the notice includes Bancorp's estimate of the fair value of the shares, such notice must also include an offer to pay the amount of that estimate to the shareholder within 90 days after the date the Merger was effected, upon receipt of notice within 60 days after that date from the shareholder that he or she agrees to accept that amount and surrenders the certificates for the shareholder's shares. The failure of a dissenting shareholder to submit his or her share certificates for notation terminates such shareholder's right to dissent, at the option of Bancorp, unless a court of competent jurisdiction for good and sufficient cause otherwise directs.

       If, within 60 days after the date on which the Merger was effected, the value of the shares is agreed upon by Bancorp and the dissenting shareholder, then payment for the shares must be made by Bancorp to the shareholder within 90 days after the date on which the Merger was effected, upon the shareholder's surrender of the certificates, duly endorsed. Upon payment of the agreed value, the shareholder ceases to have any interest in the shares or Bancorp.

       If, however, within 60 days after the date on which the Merger was effected, the dissenting shareholder and Bancorp do not agree upon the value of the shares, then either may, within an additional 60 days after the expiration of the first 60 day period, file a petition in any court of competent jurisdiction in Ector County, Texas, asking the court to determine the fair value of the shareholder's shares. If the petition is filed by the shareholder, Bancorp must, within 10 days after service of the petition upon it, file in the office of the clerk of the court a list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Bancorp. If the petition is filed by Bancorp, then the petition must be accompanied by such list. The clerk of the court then gives notice of the time and place fixed for the hearing by the court of the petition by registered mail to Bancorp and each of the shareholders named on the list at the addresses stated therein, and the shareholders as notified and Bancorp are bound by the final judgment of the court.

       After the hearing of the petition, the court determines the shareholders who have complied with the foregoing procedure and become entitled to the valuation of and payment for their shares and appoints one or more appraisers to determine that value. The appraisers may examine the books and records of Bancorp and are required to afford a reasonable opportunity to the interested parties to submit pertinent evidence as to the value of the shares. The appraisers then determine the fair value of the shares of all of the shareholders entitled to payment for their shares and file their report of that value in the office of the clerk of the court, who gives notice of such filing to the parties in interest. After hearing any exceptions to the report, the court then determines the fair value of the shares of all the shareholders entitled to payment and directs Bancorp to pay that value, together with interest thereon, beginning 91 days after the date on which the Merger was effected until the date of the judgment, to the shareholders entitled to payment, upon surrender of the certificates for their shares, duly endorsed. Upon payment of the judgment, the dissenting shareholders cease to have any interest in those shares or Bancorp. The court allows the appraisers a reasonable fee as court costs, and all court costs are allotted between the parties in a manner as the court determines to be fair and equitable.

       Any shareholder who has demanded payment for his or her shares may withdraw such demand at any time before payment for the shares or before any petition is filed seeking a determination of the fair value of the shares and, with the consent of Bancorp, after any such petition is filed. If (i) the demand is withdrawn, (ii) Bancorp has terminated the shareholder's rights under Article 5.12 because of the failure of the shareholder to submit the certificates for his or her shares for notation of demand, (iii) no petition is timely filed, or (iv) after hearing the petition, the court determines the shareholder is not entitled to the relief provided by Article 5.12, then the shareholder is conclusively presumed to have approved the Merger and is bound thereby, and his or her status as a shareholder is restored and he or she is entitled to receive any dividends paid to shareholders in the interim.

       In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the proposed Merger is the exclusive remedy for the recovery of the value of his or her shares and, if Bancorp complies with
  Article 5.12, then any shareholder who fails to comply with the requirements of Article 5.12 is not entitled to bring suit for the recovery of the value of his or her shares or money damages to the shareholder with respect to the Merger.

  SURRENDER OF CERTIFICATES

       Promptly following the Effective Time of the Merger, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each holder of record of shares of Bancorp Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

       SHAREHOLDERS OF BANCORP SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

       Upon surrender to the Exchange Agent of one or more certificates for Bancorp Common Stock together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, if applicable, a check for the amount representing any remaining fractional share (without interest). A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not due.

       All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time of the Merger will be paid to the former shareholders of Bancorp entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of Bancorp Common Stock.
  Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Merger and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Merger, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

  CONDITIONS TO THE MERGER

       CONDITIONS TO THE OBLIGATIONS OF NORWEST AND BANCORP. The obligations of both Norwest and Bancorp to effect the Merger are subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Merger Agreement, waiver of a number of conditions, including, among others, the following: (i) the approval of the Merger Agreement by the requisite vote of Bancorp's shareholders; (ii) the receipt of all requisite regulatory approvals; (iii) the absence of any order issued by any court or governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the Merger; and (iv) the effectiveness of the Registration Statement. (Sections 6 and 7)

       CONDITIONS TO THE OBLIGATION OF BANCORP. The obligation of Bancorp to effect the Merger is subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Merger Agreement, waiver of certain additional conditions, including, among others, the following: (i) the performance by Norwest in all material respects of the agreements made by Norwest in the Merger Agreement and the truthfulness in all material respects of the representations made by Norwest in the Merger Agreement; (ii) the approval for listing on the NYSE and CHX of the shares of Norwest Common Stock to be issued in the Merger; and (iii) the receipt of an opinion of counsel to Bancorp at the Closing regarding certain federal income tax consequences of the Merger. (Section 6) See "-- U.S. Federal Income Tax Consequences."

       CONDITIONS TO THE OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger is subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Merger Agreement, waiver of certain additional conditions, including, among others, the following (i) the performance by Bancorp in all material respects of the agreements made by Bancorp in the Merger Agreement and the truthfulness in all material respects of the representations made by Bancorp in the Merger Agreement; (ii) the absence of any condition or requirement in any approval, license or consent relating to the Merger that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest; and (iii) at any time since June 3, 1996 (the date of the Merger Agreement) the total number of shares of Bancorp Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share equivalents constitute Bancorp Common Stock) of all warrants, options, conversion rights (including equity securities convertible into Bancorp Common Stock), phantom shares or other share equivalents shall not have exceeded 860,685. Under the terms of the Merger Agreement, the receipt by Norwest of an opinion of Bancorp's independent auditors that the activities of Bancorp will not preclude the Merger from being treated as a pooling of interests is also a condition to Norwest's obligation to effect the Merger; however, Norwest intends to account for the Merger as a purchase and therefore anticipates waiving this condition. (Section 7) See "--Certain Additional Agreements."

       See Sections 6 and 7 of the Merger Agreement for additional conditions to the Merger becoming effective.

  REGULATORY APPROVALS

       The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act. The approval of the Federal Reserve Board was received on August 20, 1996. The Merger is also subject to certain filing and other requirements of the Texas Department of Banking.

       The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

       Norwest and Bancorp are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. The parties currently intend to seek to obtain any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the Special Meeting. The receipt of all necessary regulatory approvals is a condition to effecting the Merger. See "--Conditions to the Merger" and "--Termination of the Merger Agreement."

  CONDUCT OF BUSINESS PENDING THE MERGER

       BY BANCORP. Bancorp and the Bank are required to maintain their corporate existence in good standing, maintain the general character of their businesses and conduct their businesses in the ordinary and usual manner. In addition, without the prior written consent of Norwest, neither Bancorp nor the Bank may (i) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of the Merger Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $100,000; (ii) enter into any material agreement, contract or commitment exceeding $10,000 (other than banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Merger Agreement); (iii) make any investments except investments by the Bank in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (iv) sell or otherwise dispose of any shares of the Bank; (v) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; (vi) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock (other than a dividend declared by the Bank's board of directors in accordance with applicable law and regulation, provided that Bancorp may declare and pay dividends out of year-to-date 1996 earnings, in accordance with applicable law and regulation, in an aggregate amount not to exceed $41,667 per month between December 31, 1995 and the Closing Date; (vii) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Bancorp; or (viii) increase the compensation of any director, officer or executive employee of Bancorp, except increases granted pursuant to existing compensation plans and practices and any year-end bonuses awarded in conformity with existing bonus award program. (Section 4)

       BY NORWEST. Norwest is required to conduct and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. (Section 5)

      See Sections 4 and 5 of the Merger Agreement for additional restrictions on the conduct of business by Bancorp and Norwest pending the Merger.

  NO SOLICITATION

       Bancorp and the Bank, and their respective directors, officers, representatives and agents, are prohibited under the Merger Agreement from directly or indirectly soliciting, authorizing the solicitation of or entering into any discussions with any third party concerning any offer or possible offer to (i) purchase (A) any shares of common stock, (B) any option or warrant to purchase shares of common stock, (C) any security convertible into shares of common stock or (D) any other equity security of Bancorp or the Bank; (ii) make a tender or exchange offer for any shares of common stock or other equity security of Bancorp or the Bank; (iii) purchase, lease or otherwise acquire the assets of Bancorp or the Bank except in the ordinary course of business; or (iv) merge, consolidate or otherwise combine with Bancorp or the Bank. If any third party makes an offer or inquiry to Bancorp or the Bank concerning any of the foregoing, Bancorp or the Bank, as applicable, is required to promptly disclose such offer or inquiry (including the terms thereof) to Norwest. (Section 4(h))

  CERTAIN ADDITIONAL AGREEMENTS

       BANCORP. Bancorp has also agreed under the Merger Agreement to (i) if requested by Norwest, terminate or amend, effective as of the Effective Time of the Merger, certain employee benefit plans of Bancorp and its subsidiaries;
  (ii) establish such additional accruals and reserves as may be necessary to conform Bancorp's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Bancorp's business after the Effective Time of the Merger and to provide for costs and expenses related to effecting the transactions contemplated by the Merger Agreement; (iii) obtain and deliver environmental assessment reports on certain properties; (iv) obtain and deliver title commitments and boundary surveys for each of its bank facilities; and (v) use its best efforts to obtain and deliver to Norwest at least 32 days prior to the Effective Time of the Merger signed representations substantially in the form attached as Exhibit B to the Merger Agreement from each executive officer, director of shareholder of Bancorp who may reasonably be deemed an "affiliate" of Bancorp within the meaning of each term used in Rule 145 of the Securities Act. (Section 4)

       NORWEST. Norwest has agreed under the Merger Agreement to (i) take certain action to maintain Bancorp's directors' and officers' liability insurance policies in effect as of the date of the Merger Agreement; and (ii) for a period of up to 15 days prior to the Closing, permit Bancorp and its representatives to examine the books, records and properties of Norwest and to interview officers, employees and agents of Norwest. (Section 5) For more information concerning the directors' and officers' liability insurance policies, see "--Interests of Certain Persons in the Merger."

       For information concerning additional agreements and covenants of Bancorp and Norwest, see Sections 4 and 5 of the Merger Agreement.

  TERMINATION OF THE MERGER AGREEMENT

       The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Merger has not become effective by December 31, 1996, unless such failure of the Merger to become effective is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger Agreement; (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; or (iv) by Bancorp within five business days after the end of the Index Measurement Period (as defined below) if both (A) the Norwest Measurement Price (as defined below) is less than $30 and (B) the number obtained by dividing the Norwest Measurement Price by 35.625 (the closing price of Norwest Common Stock on the trading day immediately preceding the date of the Merger Agreement) is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting 0.15 from such quotient. (Section 9)

       For purposes of clause (iv) above:

               (i) The "Company Market Capitalization" shall mean (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of the Merger Agreement multiplied by (b) the number of shares of common stock of such company outstanding as of March 31, 1996 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between March 31, 1996 and the close of the trading day immediately preceding the date of the Merger Agreement).

               (ii) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

               (iii) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

               (iv) The "Index Group" shall mean all of those companies listed below the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the date immediately preceding the Special Meeting (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of the Merger Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the date before the date of the Merger Agreement to repurchase 5% or more of the outstanding shares of such company's common stock: BancOne Corporation, Bank of Boston Corporation, Bank of New York, BankAmerica Corporation, Barnett Banks, Inc., Boatmen's Bancshares, Comerica, Inc., CoreStates Financial Corporation, First Bank System, Inc., First Chicago NBD Corporation, First Union Corporation, Fleet Financial, KeyCorp, Mellon Bank Corporation, National City Corporation, Nations Bank, PNC Financial Corporation, Signet Banking Corporation, Suntrust Banks, Inc., U.S. Bancorp, Wachovia Corporation and Wells Fargo.

               (v) The "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of the Merger Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

               (vi) The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the Index Measurement Period.

               (vii) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

               (viii) The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

       If a Common Stock adjustment occurs with respect to the shares of Norwest or any company in the Index Group between the date of the Merger Agreement and the Special Meeting, the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock adjustment had been immediately following the Effective Time of the Merger.

  AMENDMENT OF MERGER AGREEMENT

       The Merger Agreement may be amended by the parties thereto, pursuant to action taken by their respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before or after approval of the Merger Agreement by Bancorp's shareholders, provided that, after the Merger Agreement is approved by Bancorp's shareholders, no amendment can be made to the Merger Agreement that changes in a manner materially adverse to Bancorp's shareholders the consideration to be received by Bancorp's shareholders in the Merger. (Section 17)

  WAIVER OF PERFORMANCE OF OBLIGATIONS

       Any of the parties to the Merger Agreement may, by a signed writing, give any consent, take any action with respect to the termination of the Merger Agreement or otherwise, or waive any of the inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Merger Agreement. (Section 16)

  EFFECT ON EMPLOYEE BENEFIT PLANS

       The Merger Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Bancorp shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Merger Agreement. The eligible employees of Bancorp shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Time of the Merger. Bancorp's employees will generally continue to participate in welfare and retirement plans maintained by Bancorp until entering Norwest's plans. Eligible Bancorp employees will receive credit for past service for the purpose of determining certain benefits under certain but not all of Norwest's benefit plans. (Section 8)

  INTERESTS OF CERTAIN PERSONS IN THE MERGER

       Certain members of Bancorp's management and the Bancorp Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Bancorp generally. The Bancorp Board was aware of these interests and considered them, among other matters, in unanimously approving the Merger Agreement and the transactions contemplated thereby.

       INDEMNIFICATION, INSURANCE. In the Merger Agreement, Norwest has agreed that all rights to indemnification and all limitations of liability in the Bancorp Articles or Bancorp Bylaws, existing in favor of any person who is, has been or becomes prior to the Effective Time of the Merger, a director or officer of Bancorp or the Bank, shall survive the Merger and continue in full force and effect. These rights to indemnification and limitations of liability are to survive with respect to all claims arising from (i) facts or events that occurred before the Effective Time of the Merger, or (ii) the Merger Agreement or the transaction contemplated thereby.

       Norwest has also agreed, for a period of three years after the Effective Time of the Merger, to use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Bancorp (provided that Norwest may substitute therefor policies of at least the same coverage and amounts, containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger. However, Norwest is not obligated to expend, in order to maintain such insurance coverage, an amount per year in excess of 125% of the amount of the annual premiums paid as of the date hereof by Bancorp (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest is obligated to use reasonable efforts to obtain as much comparable insurance as can be obtained for the Maximum Amount.

  U.S. FEDERAL INCOME TAX CONSEQUENCES

       The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Bancorp's shareholders. The discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated and proposed thereunder, published Internal Revenue Service rulings and pronouncements and court decisions as in effect on the date hereof. All of the above authorities are subject to change (possibly retroactive) by legislative, administrative or judicial action. Any such change could alter the tax consequences described herein. The following discussion is intended only as a summary of certain principal federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

       The parties expect the Merger to qualify as a reorganization under
  Section 368(a) of the Code. Except for cash received in lieu of remaining fractional share interest in Norwest Common Stock, holders of shares of Bancorp Common Stock will recognize no gain or loss on the receipt of Norwest Common Stock in exchange therefor. The Merger's effectiveness is conditioned upon the receipt by Bancorp of a written opinion of Thompson & Knight, a Professional Corporation, counsel to Bancorp, substantially to the effect that, for U.S. federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Bancorp Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; and (iii) the basis of the Norwest Common Stock received by the shareholders of Bancorp will be the same as the basis of the Bancorp Common Stock exchanged therefor, decreased by the tax basis allocated to any fractional share interest exchanged for cash; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Bancorp will include the holding period of the Bancorp Common Stock exchanged therefor, provided such shares were held as a capital asset as of the Effective Time of the Merger.

       The form of the opinion of counsel, the original of which will be delivered on the Closing Date, is filed as an exhibit to the Registration Statement. The foregoing discussion is only a summary of the tax consequences as described in the opinion. An opinion of counsel only represents counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service (the "IRS") or a court considering the issues. Neither Bancorp nor Norwest has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

       The foregoing tax consequences may not be applicable to Bancorp shareholders subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt entities, non-United States persons, and stockholders who acquired Bancorp stock pursuant to the exercise of Bancorp options or otherwise as compensation.

       THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO BANCORP SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH BANCORP SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

  RESALE OF NORWEST COMMON STOCK

       The shares of Norwest Common Stock issuable to shareholders of Bancorp upon the Merger becoming effective have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Bancorp or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of Bancorp who are deemed to be "affiliates" of Bancorp may be resold without registration as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Bancorp generally include individuals or entities that control, are controlled by or are under common control with, Bancorp and may include the executive officers and directors of Bancorp as well as certain principal shareholders of Bancorp. In the Merger Agreement, Bancorp has agreed to use its best efforts to cause each shareholder who may reasonably be deemed to be an affiliate of Bancorp to enter into an agreement with Norwest concerning the sale, transfer or other disposition of the shares of Norwest Common Stock to be received by such person in the Merger. (Section 4(l)) This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Bancorp.

  STOCK EXCHANGE LISTING

       The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon the Merger becoming effective. Consummation of the Merger is conditioned on the authorization for listing of such shares on the NYSE and CHX. (Section 6)

  ACCOUNTING TREATMENT

       Norwest intends to account for the Merger as a purchase under generally accepted accounting principles.

  EXPENSES

       Except as otherwise provided in the Merger Agreement, Norwest and Bancorp will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel.


                      COMPARISON OF RIGHTS OF HOLDERS OF
                 BANCORP COMMON STOCK AND NORWEST COMMON STOCK

  GENERAL

       Bancorp is incorporated under the laws of the state of Texas. Norwest is incorporated under the laws of the state of Delaware. The rights of Bancorp's shareholders are currently governed by the TBCA and the Bancorp Articles and Bancorp Bylaws. If Bancorp's shareholders approve the Merger Agreement and the Merger becomes effective, shareholders of Bancorp will become stockholders of Norwest. For that reason, after the Effective Time of the Merger, their rights will be governed by the DGCL and the Norwest Certificate and Norwest Bylaws.

       The following is a comparison of certain rights of holders of Bancorp Common Stock with the rights of holders of Norwest Common Stock. It is not intended to be complete and is qualified in its entirety by reference to the relevant provisions of the laws and documents discussed below. Additional information concerning the rights of holders of Norwest Common Stock is provided in Norwest's current report on Form 8-K dated April 30, 1996 filed with the Commission and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

  DIRECTORS

       BANCORP. The Bancorp Bylaws provide that the Bancorp Board shall consist of six directors.

       NORWEST. The Norwest Bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving for a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 14. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on the Norwest Board may be filled by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors. See "NORWEST CAPITAL STOCK AND RIGHTS--Common Stock."

  AMENDMENT OF ARTICLES OR CERTIFICATE OF INCORPORATION AND BYLAWS

       BANCORP. Under the TBCA, certain amendments to the articles of incorporation require the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and of at least two-thirds of the total outstanding shares entitled to vote thereon. The Bancorp Bylaws provide that the Bylaws may be amended by a majority of the Bancorp Board.

       NORWEST. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest Preferred Stock and Norwest Preference Stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's stockholders. See "NORWEST CAPITAL STOCK AND RIGHTS--Preferred Stock and Preference Stock."

  SHAREHOLDER OR STOCKHOLDER APPROVAL OF MERGERS AND ASSET SALES

       In addition to being subject to the laws of Texas and Delaware, respectively, as discussed below, both Bancorp and Norwest, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations and certain other corporate transactions. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

       BANCORP. The TBCA requires certain mergers to be approved by holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class, in which event the merger must be approved by the holders of two-thirds of the outstanding shares of each class of stock entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote; provided that the articles of incorporation may require a vote of a different number, not less than a majority, of the shares outstanding. The Bancorp Articles do not provide for a different number of shares for approval of a merger. For that reason, as described above, the affirmative vote of at least two-thirds of the Bancorp Common Stock is required for a merger with Norwest.

       NORWEST. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (i) the agreement of merger for the merger does not amend in any respect the Norwest Certificate, (ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger, and
  (iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

  APPRAISAL RIGHTS

       BANCORP. Shareholders of Texas corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets of the corporation, and with the exception discussed below, a merger or consolidation. Under Section 5.11 of the TBCA, however, shareholders do not have dissenters' rights if, in connection with a merger, the stock of the corporation held by the shareholder is either listed on a national securities exchange or is held of record by not less than 2,000 shareholders and, pursuant to the plan of merger, such shareholder is not required to accept for his shares any consideration other than (a) shares of stock of a corporation which, immediately after the effective date of the merger, (i) are listed on a national securities exchange or (ii) are held of record by not less than 2,000 shareholders, and (b) cash in lieu of fractional shares otherwise entitled to be received. A Bancorp shareholder will receive merger consideration that satisfies the provisions of subsections (a) and (b) above; however, because the Bancorp Common Stock is not listed on a national securities exchange and is held of record by fewer than 2,000 holders, dissenters rights will be available to Bancorp shareholders. See "THE MERGER--Dissenters' Rights."

       NORWEST. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the NYSE and the CHX and currently held by more than 2,000 stockholders. For these reasons, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

  SPECIAL MEETINGS

       BANCORP. Under the TBCA, a special meeting of shareholders of a Texas corporation may be called by either (a) the president, the board of directors, or such other person or persons as authorized by the articles of incorporation or the bylaws, or (b) the holders of shares entitled to cast not less than ten percent (10%) of all shares entitled to vote at the meeting, unless a different percentage, not to exceed fifty percent (50%), is provided for in the articles of incorporation.

       NORWEST. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President or a majority of the Norwest Board. As such, holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

  ACTION WITHOUT A MEETING

       BANCORP. Under the TBCA, shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders; provided, however, that the articles of incorporation may provide that any action required or permitted to be taken at a shareholder's meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders.

       NORWEST. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

  LIMITATION OF DIRECTOR LIABILITY

       BANCORP. The Texas Miscellaneous Corporation Laws Act permits a corporation to set limits on the extent of a director's liability. The Bancorp Articles limit, to the fullest extent now or hereafter permitted by the TBCA, liability of Bancorp's directors to Bancorp or its shareholders for monetary damages for a breach of such director's fiduciary duty. This provision presently limits a director's liability except for (1) a breach of duty of loyalty to Bancorp or its shareholders, (2) a failure to act in good faith that constitutes a breach of duty to Bancorp or where a director engages in intentional misconduct or knowingly violates the law, (3) a transaction from which the director obtains an improper benefit, and (4) an act or omission for which liability is expressly provided for by statute.

       NORWEST. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of the director's duty of loyalty to Norwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

  INDEMNIFICATION OF OFFICERS AND DIRECTORS

       BANCORP. TBCA provides that a corporation may indemnify an individual only if the individual (i) acted in good faith, (ii) in a manner he reasonably believed, in the case of conduct in his official capacity, was in the corporation's best interests and, in all other cases, that his conduct was at least not opposed to the corporation's interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Bancorp Articles provide that directors shall be indemnified, and officers and employees may be indemnified against liabilities arising from their service as directors, officers, (or serving at the request of Bancorp as director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another entity) to the fullest extent permitted by law, including (upon receipt of a written affirmation of such individual's good faith belief that he has met the standard of conduct required for indemnification, and an undertaking to repay such advances if the officer or director is found to have not met the required standard of conduct) payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding, other than in the case of an action, suit or proceeding brought about by Bancorp on its own behalf against an officer. See THE MERGER"--Interests of Certain Persons in the Merger."

       NORWEST.    The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

       The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

       Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

       The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

  DIVIDENDS

       In addition to restrictions imposed under Texas and Delaware law, respectively, as discussed below, Norwest and Bancorp are subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

       BANCORP. Under the TBCA, a Texas corporation may make distributions only out of surplus. Holders of Bancorp Common Stock are entitled to receive dividends ratably when, as and if declared by the Bancorp Board from assets legally available therefor, after payment of all dividends on Bancorp preferred stock.

       NORWEST. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

  PROPOSAL OF BUSINESS, NOMINATION OF DIRECTORS

       BANCORP. The Bancorp Bylaws provide that special meetings of shareholders of Bancorp may be called by the Chairman of the Board, the President, the Board of Directors, or holders of at least ten percent of the outstanding shares.

       NORWEST. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

                        INFORMATION CONCERNING BANCORP

  GENERAL

       Bancorp is a Texas bank holding company, incorporated in 1986. Bancorp maintains its principal office at 4101 North JBS Parkway, Odessa, Texas 79762. Its telephone number is (915) 368-0931.

       Bancorp derives all of it revenues and income from the operation of Texas Bank. Texas Bank provides a full range of commercial and consumer banking services to individuals and small and middle market businesses in the Permian Basin as well as Central Texas. Texas Bank operates two full service branches in Odessa, Texas, two in Austin, Texas, and one each in Pflugerville, Dripping Springs, Burnet, Kingsland, and Buchanan Dam, Texas.

  TEXAS BANK

       Texas Bank conducts a general commercial and consumer banking business, which includes the acceptance of deposits from consumers and the origination of commercial, real estate, installment, and other loans. Texas Bank also provides investment services through an outside vendor, Investment Professional Services, Incorporated. Deposit services include certificates of deposit, individual retirement accounts and other time deposits, checking and other demand deposit accounts, interest-bearing checking accounts, savings accounts, and money market accounts. Loans consist of commercial loans to small and middle market businesses, loans to individuals, and commercial real estate loans, residential mortgage loans, and construction loans.

       Although Texas Bank provides a full range of commercial and consumer banking services, it also seeks to distinguish itself in the products and services it offers. Texas Bank, with nine full service banking facilities, 25 drive-through lanes, and eight strategically located ATMs in the various communities it serves, has historically provided banking services to small and middle market businesses and individuals. Texas Bank originated in 1982 as Texas National Bank of Odessa to develop a strong community identity and name recognition. As part of its community focus, Texas Bank has implemented certain banking programs specially tailored to the needs of its customers. Texas Bank has distinguished itself in the SBA lending arena by being elevated to "Preferred Lender" status by the SBA, which few institutions have achieved. Texas Bank has also developed a particular market in each of its communities related to the purchase of indirect installment loans (dealer paper). As of December 31, 1995 this dealer paper amounted to 11.81% of Texas Bank's total loans outstanding. This type of installment financing is attractive due to its higher than average yields as well as relatively short maturities.

       In 1990 and 1991 Texas Bank entered into purchase and assumption agreements with the FDIC to purchase the failed Southwest National Bank, Austin, Texas and Dripping Springs National Bank, Dripping Spring, Texas. As part of these transactions Texas Bank assumed a substantial part of the deposit liabilities of the failed organizations and acquired most of the assets of those organizations. Texas Bank's winning bids on these organizations permitted the Bank to purchase the failed banks' loans at a discount from the outstanding loan balances. This discount has been used in part to offset losses in the assets acquired, particularly the loan portfolio, and in part to accrete into income and has a balance as of December 31, 1995 of approximately $937,000.

       In 1995, Bancorp acquired the outstanding common stock of Lake Buchanan State Bank, a state chartered bank in Buchanan Dam, Texas. Lake Buchanan State Bank was merged into Texas Bank in April 1995.

  NONBANKING ACTIVITIES

       Bancorp does not engage in any activities or businesses other than the ownership of Texas Bank. Texas Bank currently leases space to Investment Professionals Incorporated ("IPI") of San Antonio, Texas, which is a full service broker dealer in all types of securities. IPI provides a full range of investment opportunities for customers of Texas Bank in a separately identified area in the lobby of the Bank. Currently two brokers are employed by IPI which work solely in the offices of Texas Bank. One employee covers the two Odessa facilities and the other employee rotates among all seven of the Central Texas branches. Total IPI rental income for 1995 amounted to $104,000.

  COMPETITION

       Texas Bank encounters strong competition in making loans and attracting deposits. The state of Texas permits statewide branch banking and statewide savings and loan branching. Moreover, Texas Bank competes with other commercial and savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and certain other nonfinancial institutions in the Permian Basin and Central Texas area. The continued liberalization of the banking and securities industries may also increase competitive pressures on Texas Bank.

       Management of Texas Bank believes it is well positioned to compete successfully in its primary market areas, although no assurances can be given in this regard. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges, the quality and scope of the services offered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. In particular, Texas Bank expects to encounter continued and increased competition in the indirect dealer paper market, mortgage loan generation, and SBA lending areas. Management believes, however, that Texas Bank's long-term presence, local expertise, and ongoing commitment to the community, as well as its commitment to quality and personalized banking services, are factors that contribute to the Bank's competitiveness.

  REGULATION AND SUPERVISION

       REGULATION OF BANCORP. Bancorp is a bank holding company within the meaning of the Bank Holding Company Act and therefore is subject to regulation and supervision by the Federal Reserve Board. As such, Bancorp is required to file reports with and furnish such other information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act, and to subject itself to examination by the Federal Reserve Board.

       As a bank holding company, Bancorp is required to obtain approval prior to merging or consolidating with any other bank holding company, acquiring all or substantially all of the assets of any bank or acquiring ownership of shares of a bank or bank holding company if, after the acquisition, Bancorp would directly or indirectly own or control 5% or more of the voting shares of such bank or bank holding company.

       Bancorp is also prohibited from acquiring a direct or indirect interest in or control of more than 5% of the voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiary banks, except that it may engage in and may own shares of companies engaged in certain activities found by the Federal Reserve Board to be so closely related to banking or managing and controlling banks as to be a proper incident thereto.

       Under the Bank Holding Company Act and the Federal Reserve Board's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

       REGULATION OF TEXAS BANK. Texas Bank is a state banking association and is therefore subject to regulation, supervision, and examination by the Texas Department of Banking (the "Banking Department") and the FDIC. Texas Bank is also a member of the FDIC. Requirements and restrictions under the laws of the state of Texas and the United States include the requirement that reserves be maintained against deposits, restrictions on the nature and the amount of loans which can be made, restrictions on the business activities in which a bank may engage, restrictions on the payment of dividends to stockholders, and minimum capital requirements.

       There are certain limitations on the payment of dividends by Texas state banks. At December 31, 1995, approximately $2,148,000 was available for declaration of dividends by Texas Bank without prior regulatory approval.

       The Banking Department and the FDIC are authorized by legislation to take various enforcement actions against any significantly undercapitalized state bank and any state bank that fails to submit an acceptable capital restoration plan or fails to implement a plan accepted by the FDIC. Based on its capital ratio as of December 31, 1995, Texas Bank was classified as "well capitalized" under the applicable regulations.

       CURRENT REGULATORY ISSUES. Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, Bancorp is required to maintain minimum Tier 1 and total capital to risk-adjusted assets ratios of 4% and 8%, respectively, and a minimum "leverage ratio" of 3%. At June 30, 1996 and December 31, 1995 and 1994, Bancorp's Tier 1 and total capital to risk-adjusted assets ratio and its leverage ratio were as follows:

                                                             December 31
                                                             -----------
                                         June 30,1996       1995       1994
                                         -------------      ----       ----
Tier 1 to risk-adjusted assets                  10.84%        9.99%   11.37%

Total capital to risk-adjusted assets           11.84%       10.96%   12.53%

Leverage ratio                                   8.90%        8.33%    9.23%

  For a general discussion of the Federal Reserve Board's risk-based capital guidelines and the criteria applied to calculate the ratios, see "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST - Capital Requirements." For information concerning similar risk-based capital ratios for Texas Bank, see "INFORMATION CONCERNING BANCORP--Capital Resources."

       Effective January 1, 1993, the FDIC imposed deposit premiums based on a risk-based assessment system, requiring well capitalized institutions to pay $0.23 per $100 of insured deposits. The rates increased incrementally to a top rate of $0.31 per $100 of deposits for the weakest banks. Based on the risk category applicable to Texas Bank through June 1995, the premium paid by it was $0.23 per $100 of deposits.

       In August 1995, the FDIC voted to reduce significantly the deposit insurance premiums paid by institutions insured by the Bank Insurance Fund ("BIF") to a range of 4 to 31 basis points per $100 of deposits. On September 15, 1995, the FDIC refunded overpayments on insurance premiums for the months June through September 1995, and Texas Bank was assessed a rate of 4 basis points per $100 of deposits for the fourth quarter of 1995.

       On November 14, 1995 the FDIC approved reducing the assessment rates applicable to BIF-insured institutions to a range of zero to 27 basis points from the previous range of 4 to 31 basis points. Deposit insurance premiums for Subgroup A institutions were reduced to zero beginning with the January 1, 1996 assessment period. Banks within the Subgroup A category will be required to pay $1,000 per semiannual period as mandated by statute. Texas Bank was within the Subgroup A category as of December 31, 1995. For a general discussion concerning the criteria applied by the FDIC to determine an institution's insurance premium assessment rate, see "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST--FDIC Insurance."

       In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law by President Bush. FDICIA increased the regulatory burden on financial institutions and imposed substantial actual and incidental costs on the institutions and their customers. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST-- Federal Deposit Insurance Corporation Improvement Act of 1991."

  EMPLOYEES

       Bancorp and its subsidiary, Texas Bank, had 104 full-time equivalent employees as of June 30, 1996. None of the employees are represented by any collective bargaining agreement and management believes its employee relations are good. Bancorp and its subsidiary are equal opportunity employers and provide equal employment opportunities to individuals without regard to race, sex, age, national origin, religion, veteran status, or handicap.

  PROPERTIES

       Bancorp's principal executive offices are located at 4101 North JBS Parkway, Odessa, Texas 79762, which also serves as headquarters of Texas Bank, its wholly owned subsidiary. Texas Bank operates eight other branches in various locations in Odessa, Texas and Central Texas. Texas Bank owns the facilities at 4101 North JBS Parkway as well as its downtown Odessa location at 7th and Texas in Odessa. Texas Bank also owns its drive-in facility in Southwest Austin at 1900 William Cannon Drive, its Dripping Springs facility at 401 Mercer, its Burnet location at 1003 Buchanan Dr., its Kingsland location at Highway 1431 & Reynolds Street, and 5.5 acres in Pflugerville, which is held for future expansion. Additionally, Texas Bank leases the main lobby at 1901 W. Wm. Cannon of its Southwest Austin location, its Medical Center location at 11149 Research Boulevard, Austin, Texas, its Pflugerville location at 116 FM 1825 East, and its Buchanan Dam location at the corner of Highway 1431 & Highway 29, Buchanan Dam, Texas. Each lease carries varying terms and prices which are at or below the market rates in the areas in which they are located. No problems are anticipated in renewing and or renegotiating leases at this time.

  LEGAL PROCEEDINGS

       Bancorp and Texas Bank are parties to or otherwise involved in legal proceedings arising through the normal course of business, such as claims to enforce liens, claims related to making and servicing real property loans, and other issues incident to the business of Bancorp and Texas Bank. Management does not believe there are any proceedings threatened or pending against Bancorp or Texas Bank which, if determined adversely, would have a material adverse effect on the financial position or results of operations of Bancorp.

  DESCRIPTION OF SECURITIES

       Bancorp has authorized capital stock consisting of 1,000,000 shares of Common Stock with a par value of $0.01 per share and 1,000,000 shares of preferred stock with a par value of $10.00 per share. At the Record Date, there were 860,685 shares of Common Stock outstanding. There are no outstanding shares of any other equity security at this time.

       Holders of shares of Bancorp Common Stock are entitled to one vote for each share owned of record on all matters to be voted upon by the shareholders. Holders of Bancorp Common Stock are entitled to share ratably in dividends, and in the event of a liquidation, dissolution, or winding up of Bancorp, to share pro rata, after payments of all debts and other liabilities, all of the remaining assets of Bancorp available for distribution to its shareholders. The holders of Bancorp Common Stock have no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions applicable to those shares.

  DIVIDENDS AND DIVIDEND POLICY

       Holders of Bancorp Common Stock are entitled to receive dividends when, as, and if declared by the Bancorp Board out of funds legally available therefor. Bancorp's principal source of funds to pay dividends on the Bancorp Common Stock is cash dividends it receives from Texas Bank. The payment of dividends by Texas Bank to Bancorp is subject to certain restrictions imposed by federal and state banking laws, regulations, and authorities. On June 24, 1996, the Bancorp Board declared a dividend of $0.29 per share on Bancorp Common Stock payable to the shareholders of record as of June 24, 1996. The dividend was paid to shareholders on June 24, 1996.

       In addition, the Merger Agreement prohibits Bancorp from paying dividends in an amount in excess of $41,667 per month from January 1, 1996 through consummation of the Merger. The maximum amount of dividends which could be declared and paid by Bancorp as of June 30, 1996 pursuant to such restrictions was $250,000. The total amount of dividends available for declaration at December 31, 1995 by Texas Bank without prior regulatory approval was approximately $2,148,000.

  HOLDERS

       At June 3, 1996 all outstanding shares of Bancorp were held by nine individuals and entities.

  SECURITY OWNERSHIP OF MANAGEMENT

       The table below sets forth the shares of Bancorp Common Stock beneficially owned by each director of Bancorp, each named executive officer of Bancorp, and by all directors and executive officers of Bancorp as a group as of June 6, 1996.

                                                             Amount and Nature  Percent of
                                                               of Beneficial      Common
Name                                                             Ownership         Stock
                                                             -----------------  -----------

         DIRECTORS:
         Bobby D. Cox                                             117,896         13.70%
         Franklin A. Deaderick                                     81,656          9.49%
         Herbert L. Graham                                        200,000         23.24%
         William Phillip Graham                                    10,119          1.18%
         R.E. Merritt                                              60,991          7.09%
         Midnight Leasing, Inc.*                                   35,000          4.07%
         T.G. Roden                                               197,191         22.91%

         *A wholly-owned entity of William Phillip Graham

         EXECUTIVE OFFICERS:
         Richard D. Browning                                      117,170         13.61%
                                                                  -------         -----

         TOTAL                                                    820,023         95.28%

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       SIX MONTHS ENDED JUNE 30, 1996 AND 1995

       Bancorp experienced net income through June 30, 1996 of $1,638,000, as compared to $1,144,000 for the same period ending June 30, 1995, which represents a 43.18% increase in net income. The net income per share for the six months ending June 30, 1996 was $1.90 compared to $1.33 for the same period ending June 30, 1995. Net income for June 30, 1996 represents an annualized return on equity of 21.98% compared to 18.45% for the same period in the preceding year. This net income also represents a return on assets of 1.96% for the period ending June 30, 1996 as compared to 1.54% for the period ending June 30, 1995. The contributing factors for the increase in 1996 was a 24.54% increase in net interest income, as well as a 24.42% increase in non interest income, principally service charges.

       Bancorp experienced net loan growth of $13,194,000 for the first six months of 1996. Loan to deposit ratio as of June 30, 1996 was 72% compared to 65% as of December 31, 1995. Total deposits as of June 30, 1996 were $150,977,000 as compared to deposits of $147,688,000 at December 31, 1995.

       YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

       LOAN ANALYSIS AND RECAPS. Texas Bank has concentrated its efforts in lending in the area of middle market businesses and individual relationships over the past ten years. In doing so the Bank has had heavy concentration in SBA loans as well as indirect automobile loan purchases. Accordingly Texas Bank has been able to maintain a loan to deposit ratio in excess of 55% and often as high as 65% over the course of the past six years with only small declines due to unexpected growth in the deposit generating side of the Bank. The underwriting standards of the Bank have evolved through the modification of the loan policy and administration of lending activities through Bank committees and have resulted in a continued improvement in the quality of the assets carried in the loan portfolio over the course of the past ten years. Assets with a book value of approximately $1,323,000 representing 10.76% of Texas Bank's Tier 1 capital are currently included on the Bank's internal watch list.

       PROVISION FOR LOAN LOSSES. Provisions for loan losses are charged to earnings to bring the total of the allowance for loan losses to a level deemed appropriate by management based on such factors as historical experience, volume and type of lending conducted by the Bank, the amount of non-performing assets, regulatory policies, general economic conditions, and other factors related to the collectibility of loans in the Bank's portfolio. On January 1, 1995, Texas Bank adopted the provisions of Statement of Financial Accounting Standards 114 (SFAS-114), "Accounting by Creditors for Impairment of a Loan," as amended by the Statement of Financial Accounting Standards 118 (SFAS-118), "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These statements require impairment of non-performing loans to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, its observable market value, or the fair value of the collateral if the loan is collateral dependent. The provision for loan losses for the year ended December 31, 1995 was determined in accordance with the statements, the adoption of which did not have a significant impact on Texas Bank's financial position or its results of operations for the year then ended. The provision for loan losses for the year ended December 31, 1995 was $378,000, an increase of 58.16% compared to the provision for loan losses for the year 1994. The provision for loan losses of $239,000 in 1994 represented a decrease of 8.08% compared with the provision for loan losses of $260,000 for 1993. All losses embedded in the portfolios of the two failed banks acquired from the FDIC were absorbed by the discount incorporated into Texas Bank's bid for such failed banks and have not been charged to the allowance for loan losses. Since 1990 the economies of central Texas and the Permian Basin have continued to improve to the point that many of the loans which were impaired in the early 1990s have now been moved off the balance sheet by way of foreclosure or payoff while many others have rehabilitated themselves due to increased performance and ability to service debt by the borrower. These improvements have far exceeded management's expectations for the six year period and at this time management foresees no need to continue to increase the provision for loan losses except in a fashion which will fully reserve for growth in the loan portfolio in all the branches.

       LOAN AND ASSET QUALITY. Loans (before purchase discounts) as of December 31, 1995 were $100,162,000, representing an increase of $23,565,000 or 30.77%
  from $76,597,000 at the end of 1994. The increase was evenly spread throughout the portfolio in the areas of commercial, commercial real estate, mortgage, and installment loans, with only construction lending decreasing slightly over the course of the year. The strong loan demand in both the Permian Basin and Austin area is directly attributable to the improved economy in the two areas and the stabilization of the oil and gas economy of the Permian Basin as well as the real estate and high tech industries in Central Texas. The volume of Texas Bank's loans has steadily increased since 1992 after a slight decline from 1991 to 1992 primarily due to problem credits acquired through the two failed bank transactions being dealt with during that year. The main growth in the commercial area has been in the area of SBA lending due to the ability to sell the guaranteed portion of the SBA loans into the secondary market, creating further liquidity for the Bank. Additionally, as those loans are generally sold at a premium over book value, additional income over and above the normal interest income is realized.

       Installment and other loans have continued to increase over the years with the largest increase between 1993 and 1994 from $15,729,000 to $22,238,000 and further increase to $27,749,000 in 1995. A large portion of this growth is attributable to the indirect dealer paper which poses additional risks in collectibility compared with the more traditional type of loans such as residential mortgage loans. In many instances the Bank is required to rely on the borrower's ability to repay since the collateral may have reduced value at the time of collection. Historically Texas Bank has taken greater losses in the indirect portfolio as indicated by the allowance for loan loss increase over the course of the past three years from $909,443 in 1993 to $1,031,671 in 1995. Net charge offs for the year as a percentage average loans have equated to .18%, .34%, and .39% in 1993, 1994, and 1995 respectively. As the allowance for loan losses has increased and as the loan portfolio has improved, the coverage of the allowance as a percentage of non-performing assets has improved from 54.6% in 1991 to 115.2% in 1995. Once again the primary reason for improvement is based on the improvement of the overall portfolio and the economic conditions surrounding the Bank.

       Loan concentration is defined as an amount loaned to a number of borrowers engaged in similar activities or resident in the same geographic region which would cause them to be similarly affected by economic and other conditions. Texas Bank on a routine basis evaluates these kinds of concentrations for the purpose of policing its concentrations and makes necessary adjustments in its lending practices. Such adjustments help ensure that its lending practices clearly reflect current economic conditions, loan to deposit ratios, and industry trends. As a result of the Bank's market focus, Texas Bank has significant concentration in assets in the Austin metropolitan area as well as Midland-Odessa. The following table sets forth the composition of Texas Bank's loan portfolio by type of loan on the dates indicated.


                            LOAN PORTFOLIO ANALYSIS

                                                                    December 31,
                                                   ------------------------------------------------
                                                     1995      1994       1993      1992      1991
                                                     ----      ----       ----      ----      ----
                                                                 (Dollars in thousands)
                                                               Aggregate Principal Amount
Type of Loan:
  Commercial                                       $ 41,101   $30,167   $24,652   $19,318   $18,215
  Real Estate Mortgage                               25,533    15,358    18,027    15,161    16,130
  Real Estate Construction                            5,779     8,834     5,686     2,994     2,195
  Installment and Other (1)                          27,749    22,238    15,729    12,301    18,260
                                                   --------   -------   -------   -------   -------
    Total                                          $100,162   $76,597   $64,094   $49,774   $54,800
                                                   ========   =======   =======   =======   =======

                               Percentage of Loan Portfolio
Type of Loan:
 Commercial                                           41.04%    39.39%    38.46%    38.81%    33.24%
 Real Estate Mortgage                                 25.49%    20.05%    28.13%    30.46%    29.44%
 Real Estate Construction                              5.77%    11.53%     8.87%     6.02%     4.00%
 Installment and Other (1)                            27.70%    29.03%    24.54%    24.71%    33.32%
                                                   --------   -------   -------   -------   -------
   Total                                             100.00%   100.00%   100.00%   100.00%   100.00%
                                                   ========   =======   =======   =======   =======

  (1) Installment and other loans includes indirect dealer paper in the amounts of $11,838,000, $11,666,000, and $14,309,000 at December 31, 1993, 1994,
       and 1995, respectively.

  The following table sets for the maturities of loans outstanding (based upon contractual dates) as of December 31, 1995.

                   MATURITIES AND RATE SENSITIVITY OF LOANS
                            (Dollars in thousands)

                                           Over 1 Year
               Less than 1 Year            Through 5 Years            Over 5 Years
               ----------------            ---------------            ------------
               Fixed   Floating            Fixed  Floating            Fixed   Floating
               Rate      Rate              Rate     Rate              Rate      Rate       Total
Total Loans   $11,460   $9,336            $50,883  $16,121           $1,864   $10,498    $100,162

       NONPERFORMING ASSETS. Generally, interest on loans is accrued and credited to income based upon the principal balance outstanding. It is management's policy to discontinue the accrual of interest income when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. The Bank will generally charge-off loans after 120 days of delinquency unless adequately collateralized and in process of collection. A loan is considered in the process of collection if, based on a probable specific event, management believes that the loan will be repaid or brought current. Loans will not be returned to accrual status until future payments of principal and interest appear certain. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

       Real estate acquired by the Bank as a result of foreclosure or by deed in lieu of foreclosure is classified as OREO. Such loans are reclassified to OREO and recorded at the lower of cost or fair market value less estimated selling costs, and the estimated loss, if any, is charged to the allowance for loan losses at that time. Further losses are recorded as charges to other expenses at the time management believes additional deterioration in value has occurred.

       The following table sets forth certain information with respect to the Bank's impaired loans, accruing loans which are contractually past due 90 days or more as to principal or interest, and OREO.

                             NONPERFORMING ASSETS
                            (Dollars in thousands)

                                                             December 31,
                                                 ------------------------------------
                                                  1995     1994   1993   1992    1991
                                                 -----     ----   ----   ----   -----
  Non-Accrual Loans                              $ 150      166    316    209     567
  Accruing loans contractually past due
  90 days or more                                  676 (1)  129    114    168     434
                                                 -----     ----   ----   ----   -----
       Total impaired loans                        826      295    430    377   1,001

  OREO                                              70       14      9     28      89
                                                 -----     ----   ----   ----   -----
       Total nonperforming assets                $ 896      309    439    405   1,090
                                                 -----     ----   ----   ----   -----
  Total nonperforming assets to total             0.55%    0.25%  0.37%  0.37%   1.02%
  assets

  (1) $506,000 of this amount is an SBA loan of which 82% of the principal balance and related interest is guaranteed by the SBA.

       Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments received are recorded as reductions of principal. Interest that would have been accrued on impaired loans during 1995 was approximately $90,000. Interest income that would have been accrued on nonaccrual loans during 1994 and 1993 was approximately $28,000 and $37,000, respectively. Interest income recognized during 1994 and 1995 on impaired loans was approximately $131,000 and $22,000, respectively.

       Management regularly reviews and monitors the loan portfolio in order to identify borrowers experiencing financial difficulties. Management believes that as of December 31, 1995, all such loans had been identified and included in the non-accrual or 90 days past due loan totals reflected in the above table. Management continues to emphasize maintaining a low level of nonperforming assets and returning nonperforming assets to an earning status as performance and conditions permit.

       OREO at December 31, 1995 consisted of one residential property with a carrying amount of $70,000. This property has an appraised value of $180,000 and is being marketed by the Bank. Based on current real estate market conditions, management believes that the future aggregate recoveries on disposals of OREO will exceed the net book carrying amount of such OREO as of December 31, 1995. In the past five years OREO has not constituted a significant balance sheet item for the Bank as no large foreclosures have occurred nor has any property been held for any extended period of time during the past five years. Currently Texas Bank markets its OREO in local markets with the services of local realtors.

       ALLOWANCE FOR LOAN LOSSES. In originating loans, the Bank recognizes that credit losses will be experienced and the risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for such loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions, regular review of delinquencies, and its evaluation of loan portfolio quality. In addition to unallocated allowances, specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the collateral for the loan. On January 1, 1995, Texas Bank adopted the provisions of SFAS-114 and SFAS-118, and determined the provision for loan losses for 1995 in accordance with the requirements of these statements. See "Provision for Loan Losses."

     Management continues to actively monitor the Bank's asset quality and to charge off loans against the allowance for loan losses when appropriate or to provide specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations.

     The following table sets forth an analysis of the Bank's allowance for loan losses for the periods indicated.

                           ALLOWANCE FOR LOAN LOSSES

                                                                         December 31,
                                                          -----------------------------------------
                                                           1995     1994     1993     1992    1991
                                                          ------   ------   ------   ------   -----
                                                                    (Dollars in thousands)
Beginning balance                                         $  897      909      758      595     366

Loans charged off:
     Commercial                                              211      106       34      236     117

     Real estate mortgage                                     22       --       12       --      --

     Installment and other                                   262      168       98       86      73
                                                          ------   ------   ------   ------   -----
          Total                                              495      274      144      322     190

Recoveries of loans previously charged-off:
     Commercial and real estate                               65        6        7       27      18

     Installment and other                                    62       17       28        9      21
                                                          ------   ------   ------   ------   -----
          Total                                              127       23       35       36      39
                                                          ------   ------   ------   ------   -----
Net loans charged-off                                        368      251      109      286     151

Provision for loan losses                                    378      239      260      449     380

Addition from acquired bank                                  125       --       --       --      --
                                                          ------   ------   ------   ------   -----
Balance at year-end                                        1,032      897      909      758     595
                                                          ======   ======   ======   ======   =====
Net charge-offs during year to average loans                0.39%    0.34%    0.18%    0.63%   0.32%

Allowance as percentage of nonperforming assets           115.18%  290.29%  207.06%  187.16%  54.59%

     The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of an allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                     1995                         1994                     1993
                                            -----------------------       --------------------     ----------------------
                                                         % of Loans                 % of Loans                 % of Loans
                                                          in Each                    in Each                    in Each
                                                        Category to                Category to                Category to
                                            Amount      Total Loans       Amount   Total Loans     Amount     Total Loans
                                            ------      -----------       ------   -----------     ------     -----------
Commercial.........................         $  250         37.81%        $464        40.01%         $339         40.07%
Commercial real estate.............             31         33.21%         151        30.65%          121         34.90%
Installment........................            222         28.07%         158        28.27%            9         24.40%
Credit card........................             23          0.91%          18         1.07%            -          0.63%
Unallocated........................            506              -         106             -          333              -
                                            ------        -------        ----        ------         ----        -------
Total allowance for loan losses....         $1,032        100.00%        $897        100.00%        $909        100.00%
                                            ======        =======        ====        =======        ====        =======

       INVESTMENT ACTIVITIES. Texas Bank's investments as of December 31, 1995 consisted primarily of United States Treasury securities, federal agency obligations, collateralized mortgage obligations, and mortgage-backed securities. The mortgage-backed securities represent an interest in a pool of underlying mortgages, and are all issued by United States government agencies. These securities may be more sensitive to changes in interest rates and income derived from such securities may be adversely affected by prepayments of principal on the underlying mortgages. The total portfolio value of December 31, 1995 was $37,000,000 at amortized cost and a market value of $36,822,000 resulting in a net depreciation of $178,000 on the total portfolio.

       The following table sets forth the book value of Texas Bank's investment portfolio as of the dates indicated. Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount. Investment securities available for sale are stated at fair value in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". See " - Accounting Matters" and Note C of the Notes to Consolidated Financial Statements.

                       INVESTMENT PORTFOLIO COMPOSITION

                                                           December 31,
                                   ------------------------------------------------------------
                                          1995                1994                1993
                                   ------------------   -----------------   -------------------
                                   Amortized            Amortized           Amortized
                                     Cost      Market     Cost     Market     Cost       Market
                                   ---------   ------   ---------  ------   ---------    ------
Investment securities:
  Available for sale:
    U.S. Treasury and
      government agency
      securities..................  $19,258    19,100    23,716    22,709    22,264    22,351
    Other.........................   17,742    17,722    15,152    14,362    20,879    20,927
                                    -------    ------    ------    ------    ------    ------
      Total available for sale....  $37,000    36,822    38,868    37,071    43,143    43,278
                                    =======    ======    ======    ======    ======    ======

       Since the adoption of SFAS-115 the Bank has chosen to carry most or all of its securities in the available for sale category to allow the portfolio to be liquidated at any point in time. Due to the short maturities of most of the obligations as well as relatively high dependence on variable rate securities tied to various indices, the board of directors of the Bank believes that maintaining high liquidity in the portfolio outweighs the potential realizable loss that the portfolio might have at any given time.

       The following table sets forth the maturity distribution and weighted average yield of the investment portfolio of Texas Bank as of December 31, 1995. The calculation of the weighted average yields is based on yield, weighted by the respective costs of the securities.

                  INVESTMENT PORTFOLIO - MATURITY AND YIELDS
                              AVAILABLE FOR SALE
                            (Dollars in thousands)

                                 1 Year     Yield     1 Year to     Yield     After 10      Yield
                                or Less       %        5 Years        %         Years         %
                                -------     -----     ---------     -----     --------      -----
Maturity Distribution
  U.S. Treasury and agency....  $5,000      4.59%      $14,258      5.70%      $     -         -%
  Other.......................       -         -             -         -        17,742      6.79%
                                ------                 -------                 -------
  Total available for sale....  $5,000      4.59%      $14,258      5.70%      $17,742      6.79%
                                ======                 =======                 =======

       DEPOSIT ACTIVITIES. Deposits are attracted through the offering of a broad variety of deposit instruments, including checking accounts, money market accounts, regular savings accounts, term certificate accounts (including "jumbo" certificates in denominations of $100,000 or more), and retirement savings plans.

       Texas Bank's balance of total deposits was $147,688,000 for the year ended December 31, 1995, up from $112,984,000 at year end 1994 and up from $106,376,000 as of December 31, 1993. The following table sets forth the year-end balances and weighted average rates for the Bank's categories of deposits for the periods indicated.

                               YEAR END DEPOSITS
                            (Deposit in thousands)

                                                    December 31
                            -----------------------------------------------------------
                              1995      Yield      1994      Yield      1993      Yield
                            --------    -----    --------    -----    --------    -----
Demand deposits...........  $ 52,938       -     $ 39,853       -     $ 35,932       -
Now accounts..............    21,998    2.10%      19,230    2.36%      17,022    2.06%
Money market..............    21,392    2.91%      17,826    3.04%      19,321    2.49%
Savings accounts..........     8,804    2.26%       6,724    2.17%       6,547    2.42%
Certificates of deposits..    42,556    5.18%      29,351    4.24%      27,554    3.23%
                            --------             --------             --------
  Total deposits..........  $147,688             $112,984             $106,376
                            ========             ========             ========

       As of December 31, 1995, time deposits over $100,000 represented $15,201,000 or 10.29% of total deposits compared with 8.48% at year end 1994 and 7.37% year end 1993. The Bank does not have nor does it solicit brokered deposits of any type. The following table sets forth the amount of the Bank's certificates of deposits of $100,000 or more by time remaining until maturity as of December 31, 1995.

                       TIME DEPOSITS OF $100,000 OR MORE

                                                  December 31
                                      ------------------------------------
                                             (Dollars in thousands)
                                            1995                 1994
                                      ----------------     ---------------
Maturity Period                       Number    Amount     Number    Amount
- ---------------                       ------    ------     ------    ------
Personal less than 18 Months.......    104      $10,993      75      $7,723
Personal over 18 Months............      5          945       3         300
Non-personal less than 18 Months...     24        3,063      13       1,451
Non-personal over 18 Months........      2          200       3         100
                                       ---      -------      --      ------
  Total............................    135      $15,201      94      $9,574
                                       ===      =======      ==      ======

       RETURN ON EQUITY AND ASSETS. The following table sets forth Texas Bank's ratios for the periods indicated.

                                                                   December 31,
                                                             ---------------------------
                                                              1995       1994      1993
                                                              ----       ----      ----
  Return on average assets                                    1.91%      2.00%      2.08%
  Dividend payout ratio                                      18.48%       -0-      76.21%
  Return on average common equity                            23.71%     25.29%     28.65%
  Average common equity to average total assets               8.05%      7.91%      8.14%

       LIQUIDITY. Bancorp's principal source of funds consists of dividends from Texas Bank, which derives its funds from deposits, interest and principal payments on loans and investment securities, sales of investment securities and borrowings. For the year ended December 31, 1995, Texas Bank realized proceeds from sale and maturity of investments of $22,171,557, a net increase of deposits of $16,828,122 and net cash provided by operating activities of $3,257,752. Funds were used to acquire investment securities of $20,305,779, and fund a net increase in loans to customers of $10,944,201. Additionally, Bancorp paid a total of $500,000 in dividends to common shareholders in 1995. For the year ended December 31, 1994 Texas Bank realized proceeds from sale and maturity of investment securities of $11,701,932, net cash provided by operating activities of $1,110,682, and net increase of deposits of $6,608,479. These proceeds were partially offset by a purchase of investment securities of $7,432,026 and net increase in loans to customers of $12,214,452. During the year 1994 Bancorp paid $1,000,000 in dividends to common shareholders.

       Asset liquidity is provided by cash and assets which are readily marketable, which can be pledged, or which will mature in the near future. These include cash, federal funds sold, and U.S. Government-backed securities. Texas Bank's liquidity ratio, defined as cash, U.S. Government-backed securities, and federal funds sold as a percentage of total deposits, was 40.26%, 40.36%, and 50.15% as of December 31, 1995, 1994, 1993, respectively.
  Liability liquidity is provided by access to core funding sources, principally various customers' interest-bearing deposit accounts in Texas Bank's market areas. The Bank does not have and does not solicit brokered deposits.

       Federal funds purchased and short-term borrowings by the Bank are additional sources of liquidity. These sources of liquidity are short-term in nature and are used by the Bank as necessary to fund asset growth and meet short-term liquidity needs. As of December 31, 1995 and 1994, the Bank had no federal funds purchased, no borrowings from the Federal Reserve System, and no borrowings on securities sold under repurchase agreements.

       CAPITAL RESOURCES. Bancorp's total shareholders' equity as of December 31, 1995 was $13,548,000, an increase of $3,274,000 or 31.87% compared with shareholders' equity of $10,274,000 on December 31, 1994. The total increase was attributable to earnings, a change in unrealized loss on debt securities available for sale, net of tax, and a dividend paid.

       Total shareholders' equity as of December 31, 1994 was $10,274,000, an increase of $1,154,000 or 12.65% compared with shareholders' equity of $9,120,000 as of December 31, 1993. The total increase was attributable to earnings and unrealized loss on debt securities available for sale, net of tax.

       The Federal Reserve Board has established certain minimum risk-based capital standards that apply to bank holding companies. As of December 31, 1995 Bancorp's Tier 1 risk-based capital ratio was 9.99%, its total risk-based capital ratio was 10.96% and its leverage capital ratio was 8.33%. As of December 31, 1994 Bancorp's Tier 1 risk-based capital was 11.37%, its total-risk based capital ratio was 12.53%, and its leverage capital ratio was 7.73%. The following table sets forth an analysis of Bancorp's capital ratios.


                           RISK-BASED CAPITAL RATIOS

                                                           December 31,
                                                           ------------
                                                   1995        1994       1993
                                                   ----        ----       ----
                                                      (Dollars in thousands)
  Capital:
      Tier 1 risk-based capital                  $ 13,512    $ 11,435    $ 9,105
      Tier 2 risk-based capital                     1,309       1,174      1,186
                                                 --------    --------    -------
      Total risk-based capital                   $ 14,821    $ 12,609    $10,291
                                                 ========    ========    =======
      Risk-weight assets                         $135,212    $100,611    $88,886

Capital Ratios:
      Tier 1 risk-based capital                      9.99%      11.37%     10.25%
      Total risk-based capital                      10.96%      12.53%     11.58%
      Leverage ratio                                 8.33%       9.23%      7.73%

       ACCOUNTING MATTERS.

            ACCOUNTING FOR LOAN IMPAIRMENT. Effective January 1, 1995 Bancorp adopted SFAS-114 and SFAS-118. See "Provision for Loan Losses." The adoption of these statements did not have a significant impact on Bancorp's financial position nor its results of operations for the year ended December 31, 1995.

            ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES.
  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in one of three categories: (i) debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities", and are reported at amortized cost; (ii) debt and securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading securities" and are reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale securities" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity. Bancorp adopted SFAS No. 115 as of January 1, 1994.

            IMPACT OF INFLATION, CHANGING PRICES, AND MONETARY POLICIES. The financial statements and related financial data concerning Bancorp presented in this Proxy Statement-Prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operation of Bancorp is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Interest rates are highly sensitive to many factors which are beyond the control of the Bank, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board implements national monetary policy such as seeking to curb inflation and combat recession by its open market operations in United States government securities, control of the discount rate applicable to borrowing by banks and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on Bancorp and Texas Bank and their results of operations are not predictable.

                       CERTAIN REGULATORY CONSIDERATIONS
                             PERTAINING TO NORWEST

  GENERAL

       As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Under the Bank Holding Company Act, a bank holding company generally may not directly or indirectly acquire the ownership or control of more than 5% of the voting securities or all or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, a bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking activities, subject to certain exceptions. Various proposals are pending before Congress that would allow affiliations between a bank holding company and nonbank entities that are prohibited or restricted under current law. Whether Congress will adopt any of these proposals, and if so in what form, is not known at this time.

       Norwest's banking and savings association subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are primarily insured by the Bank Insurance Fund; deposits attributable to certain of Norwest's savings associations are insured by the Savings Association Insurance Fund (the "SAIF"). For that reason, such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

  DIVIDEND RESTRICTIONS

       Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans that are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of June 30, 1996, aggregate dividends of at least $219.6 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

       If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

  HOLDING COMPANY STRUCTURE

       Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. For that reason, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

       Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

       The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

       A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

       Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole stockholder of most of its subsidiary banks, is subject to such provisions.

  ACQUISITIONS

       Effective September 29, 1995, under the provisions of the Reigle-Neal Interstate Banking and Branching Act of 1994 (the "Reigle-Neal Act"), Norwest's banking subsidiaries are permitted to acquire banks located in any state in which the acquiring subsidiary bank is located (an intrastate merger). Effective June 1, 1997, Norwest's banking subsidiaries will be permitted to acquire a bank located in a state other than the state in which the acquiring subsidiary bank is located (an interstate merger) through merger, consolidation or purchase of assets and assumption of liabilities, unless the state in which either of the banks is located has opted out of the interstate banking provisions of the Reigle-Neal Act. An interstate merger may occur before June 1, 1997 if the states in which the merging banks are located have enacted a law authorizing interstate bank mergers.

       All of Norwest's acquisitions of banking institutions and other companies are subject to the prior approval of the Federal Reserve Board and any applicable federal or state regulatory authorities. In addition, under the provisions of the Reigle-Neal Act, bank mergers are subject to deposit concentration limits of 10% nationwide and 30% in any one state, unless it is Norwest's initial entry into the state.

  CAPITAL REQUIREMENTS

       Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stockholders' equity, minority interests and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. The risk-based guidelines also specify that all intangibles, including core deposit intangibles, as well as mortgage servicing rights ("MSRs") and purchased credit card relationships ("PCCRs"), be deducted from Tier 1 capital. The guidelines, however, grandfather identifiable assets (other than MSRs and PCCRs) acquired on or before February 19, 1992 and permit the inclusion of readily marketable MSRs and PCCRs in Tier 1 capital to the extent that (i) MSRs and PCCRs do not collectively exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, MSRs and PCCRs each are included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly) and (ii) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations.

       In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies that are substantially similar to the foregoing. At June 30, 1996, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.53% and 10.49%, respectively, and Norwest's leverage ratio was 6.09%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

       As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a proposed rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. None of Norwest, Bancorp or the Bank believes that these recent proposals and revisions to the capital guidelines will materially impact its operations.

  FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

       In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions insured by the Federal Deposit Insurance Corporation (the "FDIC") that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6% and a risk-adjusted total capital ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

       FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

       Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

       FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rules implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards, and compensation standards. The impact of such standards on Norwest has not yet been fully determined, but management does not believe it will be material.

       FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

       Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized.

  FDIC INSURANCE

       Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assessment rate ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

       Deposits insured by the SAIF held by Norwest's bank subsidiaries as a result of savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the consolidation or merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. Management of Norwest does not anticipate that the impact of the proposed legislation will be material to Norwest; however, to provide for such a special assessment when and if imposed, Norwest has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums.

  DEPOSITOR PREFERENCE

       Under the FDIA, claims of holders of domestic deposits and certain claims of administrative expenses and employee compensation against an FDIC-insured depository institution have priority over other general unsecured claims against the institution in the "liquidation or other resolution" of the institution by a receiver.


                                    EXPERTS

       The consolidated financial statements of Norwest and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       The consolidated financial statements of Bancorp and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP includes an explanatory paragraph which refers to Bancorp's adoption in 1995 of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," adoption in 1994 of SFAS No. 115, "Acounting for Certain Investments in Debt and Equity Securities," and adoption in 1993 of SFAS No. 109, "Accounting for Income Taxes."

                                LEGAL OPINIONS

       A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley
  S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At June 30, 1996, Mr. Stroup was the beneficial owner of 109,313 shares and held options, exercisable within 60 days from June 30, 1996, to acquire 264,082 additional shares of Norwest Common Stock.

       The material tax consequences of the Merger to Bancorp's shareholders will be passed upon for Bancorp by Thompson & Knight, a Professional Corporation, Suite 3300, 1700 Pacific Avenue, Dallas, Texas 75201.

               MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

       Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of Bancorp desiring copies of such documents may contact Norwest or Bancorp, as appropriate, at the addresses or phone numbers indicated under "AVAILABLE INFORMATION."

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

                       CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                         INDEPENDENT AUDITORS' REPORT
- --------------------------------------------------------------------------------

The Board of Directors and Stockholders
Texas Bancorporation, Inc.:

We have audited the accompanying consolidated balance sheets of Texas Bancorporation, Inc. (the Corporation) and its wholly-owned subsidiary, Texas Bank of Odessa (the Bank) as of December 31, 1995 and 1994 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Texas Bancorporation, Inc. and subsidiary as of December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in note 1, the Corporation changed its method of accounting for impaired loans to adopt the provisions of the Financial Accounting Standards Board's SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures", on January 1, 1995. The Corporation also changed its method of accounting for investments to adopt the provisions of the FASB's SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", at January 1, 1994. The corporation also changed its method of accounting for income taxes to adopt the provisions of the FASB's SFAS No. 109, "Accounting for Income Taxes", at January 1, 1993.


                                           /s/ KPMG Peat Marwick LLP

February 5, 1996

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets

                          December 31, 1995 and 1994

- -------------------------------------------------------------------------------------------------
           Assets                                                       1995             1994
- -------------------------------------------------------------------------------------------------
Cash and due from banks (note 8)                                     $ 11,329,963       7,583,364
Federal funds sold and other                                           11,995,000         950,000
                                                                     ----------------------------

   Total cash and cash equivalents                                     23,324,963       8,533,364
                                                                     ----------------------------

Investment securities, partially pledged, at market value (note 2)
 U.S. Treasury securities                                                 507,500         485,468
 U.S. Agency securities                                                36,081,697      36,435,309
 Other securities                                                         232,930         150,000
                                                                     ----------------------------
                                                                       36,822,127      37,070,777
                                                                     ----------------------------

Loans (note 3)                                                         99,206,218      75,366,655
 Less:
  Unearned discount                                                    (2,662,736)     (2,178,309)
  Allowance for possible loan losses                                   (1,031,671)       (896,756)
                                                                     ----------------------------
   Net loans                                                           95,511,811      72,291,590

Bank premises and equipment, net (note 4)                               4,526,669       3,772,805
Accrued interest receivable                                             1,048,237         852,928
Other assets                                                              909,526       1,406,023
- -------------------------------------------------------------------------------------------------
                                                                     $162,143,333     123,927,487
- -------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

                          December 31, 1995 and 1994

- --------------------------------------------------------------------------------------------
          Liabilities and Stockholders' EquitY                1995                1994
- --------------------------------------------------------------------------------------------
Deposits:
   Demand                                                 $ 52,937,812           39,853,391
   Savings and individual retirement accounts                8,804,139            6,723,540
   NOW and money market                                     43,389,916           37,056,392
   Time (note 7)                                            42,556,373           29,350,767
                                                          ----------------------------------
       Total deposits                                      147,688,240          113,653,018

Accrued interest payable                                       411,757              213,984
Subordinated debentures (note 10)                              277,104              277,104
Other liabilities                                              218,359              177,840
                                                          ----------------------------------
       Total liabilities                                   148,595,460          113,653,018
                                                          ----------------------------------

Stockholders' equity (notes 6 and 12):
   Preferred stock; $10.00 par value, 1,000,000
           shares authorized, no shares issued                   -                     -
   Common stock; $.01 par value, 1,000,000
           shares authorized, 860,685 issued                     8,607                8,607
   Additional paid-in capital                                   14,860               14,860
   Retained earnings                                        13,641,636           11,436,749
   Unrealized loss on securities available for sale           (117,230)          (1,185,747)
                                                          ----------------------------------
       Total stockholders' equity                           13,547,873           10,274,469

Commitments and contingencies (notes 3, 4, 9 and 11)
- --------------------------------------------------------------------------------------------

                                                          $162,143,333          123,927,487
- --------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

                      Consolidated Statements of Earnings

             For the Years Ended December 31, 1995, 1994 and 1993

- ------------------------------------------------------------------------------------------------
                                                                1995         1994        1993
- ------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans (note 3)                       $  9,393,841   7,155,829   6,349,630
 Investment securities                                        2,251,110   2,046,921   2,121,555
 Federal funds sold and other                                   305,161      76,160     177,766
                                                             -----------------------------------
   Total interest income                                     11,950,112   9,278,910   8,648,951
                                                             -----------------------------------

Interest expense:
 Savings and interest-bearing demand deposits                 1,291,200   1,049,958     867,840
 Time deposits (note 7)                                       1,819,982   1,042,425     921,649
 Subordinated debentures (note 10)                               20,647      25,538      19,470
                                                             -----------------------------------
   Total interest expense                                     3,131,829   2,117,921   1,808,959
                                                             -----------------------------------

Net interest income                                           8,818,283   7,160,989   6,839,992

Provision for possible loan losses (note 3)                     378,000     239,000     260,000
                                                             -----------------------------------

   Net interest income after provision
        for possible loan losses                              8,440,283   6,921,989   6,579,992
                                                             -----------------------------------

Other income:
 Service charges                                              1,802,132   1,569,262   1,580,215
 Gain (loss) on sale of investment securities (note 2)          (67,930)      6,266     413,080
 Loan origination fees                                          277,908     409,769     424,272
 Gain of sale of SBA loans                                      271,881     450,587     589,746
 Other                                                          585,581     367,431     265,851
                                                             -----------------------------------
   Total other income                                         2,869,572   2,803,315   3,273,164
                                                             -----------------------------------

Other expenses:
 Salaries and employee benefits (note 9)                      3,412,063   2,965,170   2,646,438
 Directors' bonus (note 15)                                    -           -            719,550
 Occupancy expense (note 4)                                   1,263,842   1,088,153   1,005,685
 Other operating expenses                                     2,441,678   2,051,107   1,667,965
                                                             -----------------------------------
   Total other expenses                                       7,117,583   6,104,430   6,039,638
                                                             -----------------------------------

   Earnings before provision for income taxes and cumulative
    effect of a change in method of accounting for income
    taxes                                                     4,192,272   3,620,874   3,813,518

Provision for income taxes (note 5)                           1,487,385   1,280,882   1,330,549
                                                             -----------------------------------

   Earnings before cumulative effect of a change
    in method of accounting for income taxes                  2,704,887   2,339,992   2,482,969

Cumulative effect of a change in method of accounting
 for income taxes (note 5)                                     -           -            170,112
- ------------------------------------------------------------------------------------------------

   Net earnings                                            $  2,704,887   2,339,992   2,312,857
- ------------------------------------------------------------------------------------------------

Earnings per share                                         $        3.14        2.72        2.69
- ------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity

             For the Years Ended December 31, 1995, 1994 and 1993

===============================================================================================================================
                                                                                                  Unrealized
                                                                                                  Gain (Loss)
                                                        Common Stock     Additional              On Securities      Total
                                                     -----------------     Paid-in    Retained      Available    Stockholders'
                                                     Shares     Amount     Capital    Earnings       For Sale       Equity
- -------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992                         860,685    $8,607     14,860     8,548,300          -         8,571,767

Dividends declared (note 6)                             -         -          -       (1,764,400)         -        (1,764,400)

Net earnings                                            -         -          -        2,312,857          -         2,312,857
                                                   ----------------------------------------------------------------------------
Balance at December 31, 1993                         860,685     8,607     14,860     9,096,757                    9,120,224

Unrealized gains on debt securities available for
  sale at January 1, 1994 (adoption), net of tax        -         -          -             -            88,977        88,977

Net change in unrealized loss on debt securities
  available for sale, net of loss                       -         -          -             -        (1,274,724)   (1,274,724)

Net earnings                                            -         -          -        2,339,992           -        2,339,992
                                                   ----------------------------------------------------------------------------
Balance at December 31, 1994                         860,685     8,607     14,860    11,436,749     (1,185,747)   10,274,469

Dividends paid                                          -         -          -         (500,000)          -         (500,000)

Net change in unrealized loss on debt
  securities available for sale, net of tax             -         -          -             -         1,068,517    1,068,517

Net earnings                                            -         -          -        2,704,887           -        2,704,887
- -------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                         860,685    $8,607     14,860    13,641,636       (117,230)   13,547,873
===============================================================================================================================

See accompanying notes to consolidated financial statements.

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

             For the Years Ended December 31, 1995, 1994 and 1993

- -------------------------------------------------------------------------------------------------------
                                                             1995            1994            1993
- -------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Interest received                                      $  11,594,898       8,595,162       7,736,559
  Fees and commissions received                              2,937,502       2,797,049       2,860,084
  Interest paid                                             (2,963,003)     (2,058,369)     (1,820,545)
  Income taxes paid                                         (1,436,834)     (1,915,906)     (1,176,046)
  Cash paid to suppliers and employees                      (6,874,811)     (6,307,254)     (5,620,734)
                                                         ----------------------------------------------
          Net cash from operating activities                 3,257,752       1,110,682       1,979,318
                                                         ----------------------------------------------

Cash flows from investing activities:
  Proceeds from principal reductions and maturities          4,594,617       5,736,592      13,071,364
  Proceeds from sale of investment securities               17,576,940       5,965,340      23,044,979
  Purchase of investment securities                        (20,305,779)     (7,432,026)    (36,672,862)
  Net change in loans to customers                         (10,944,201)    (12,214,452)    (14,111,960)
  Net cash from acquisition (note 13)                        4,605,025           -                -
  Capital expenditures                                        (320,877)       (392,855)       (150,228)
                                                         ----------------------------------------------
          Net cash used in investing activities             (4,794,275)     (8,337,401)    (14,818,707)
                                                         ----------------------------------------------

Cash flows from financing activities:
  Net change in deposits                                    16,828,122       6,608,479       7,937,914
  Dividend paid                                               (500,000)     (1,000,000)       (764,400)
                                                         ----------------------------------------------
          Net cash from financing activities                16,328,122       5,608,479       7,173,514
                                                         ----------------------------------------------

Net increase (decrease) in cash and cash equivalent         14,791,599      (1,618,240)     (5,665,875)

Cash and cash equivalents at beginning of year               8,533,364      10,151,604      15,817,479
- -------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of                      $  23,324,963       8,533,364      10,151,604
=======================================================================================================

                                                                (Continued)

See accompanying notes to consolidated financial statements.

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

             For the Years Ended December 31, 1995, 1994 and 1993


- ---------------------------------------------------------------------------------------------------------------
                                                                1995               1994               1993
- ---------------------------------------------------------------------------------------------------------------
Reconciliation of net income to net cash from operating activities:
  Net income                                               $    2,704,887          2,339,992          2,312,857
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation and amortization                               505,128            388,591            372,817
      Deferred tax benefit                                        (33,560)           (54,864)          (111,096)
      Provision for possible loan losses                          378,000            239,000            260,000
      Accretion of purchase discount on loans                    (288,125)          (596,028)          (972,808)
      Amortization of premium on securities                         6,374             11,893             42,383
      Loss (gain) on sale of investment securitie                  67,930             (6,266)          (413,080)
      Change in interest receivable                               (73,463)           (99,613)            18,033
      Change in interest payable                                  168,826             59,552            (11,586)
      Change in other assets                                     (260,546)          (499,348)            92,647
      Change in Federal income tax payable                         84,111           (580,160)           324,406
      Change in other liabilities                                  (1,810)           (92,067)            64,745
                                                           -----------------------------------------------------
        Total adjustments                                         552,865         (1,229,310)          (333,539)
- ----------------------------------------------------------------------------------------------------------------
Net cash from operating activities                         $    3,257,752          1,110,682          1,979,318
================================================================================================================

Definition of cash and cash equivalents:

  For purposes of reporting cash flows, cash and cash equivalents include cash on hand, certificates of deposit owned, amounts due from banks, federal funds sold and investment securities with an original maturity of less than 90 days. Generally, federal funds are sold for one-day periods.



See accompanying notes to consolidated financial statements.

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                               December 31, 1995


- --------------------------------------------------------------------------------

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     -----------------------------------------------------------

     ORGANIZATION
     ------------

     The accompanying consolidated financial statements include the accounts of Texas Bancorporation, Inc. (the Corporation) and its wholly-owned subsidiary, Texas Bank of Odessa (the Bank). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Business - The Bank provides a full range of banking services to individual and corporate customers through its branch banks located in Austin, Burnet, Buchanan Dam, Dripping Springs, Kingsland, Pflugerville and Odessa, Texas. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulations of certain state and federal agencies and undergoes periodic examinations by those regulatory authorities.

     Basis of Financial Statement Presentation - The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of other real estate. In connection with the determination of the allowances for loan losses and real estate owned, management obtains independent appraisals for significant properties.

     A substantial portion of the Bank's loans are secured by real estate in Central and West Texas. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of the carrying amount of real estate owned are susceptible to changes in market conditions in these areas of Texas.

                                       F-8
                                                                     (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     ----------------------------------------------------------------------

     ORGANIZATION, CONTINUED
     -----------------------

     Management believes that the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in economic conditions, particularly in Texas. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and real estate owned. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     The following is a description of the significant accounting policies:

     Investment Securities - In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Statement 115 addresses the accounting and reporting for investments in debt and equity securities. Under Statement 115, those investments are to be classified in three categories and accounted for as follows:

     Classification                              Accounting
     --------------                              ----------

     Held to maturity           Amortized cost
     Trading securities         Fair value, with unrealized gains and losses
                                 included in earnings
     Available for sale         Fair value, with unrealized gains and losses,
                                 net of tax effect, excluded from earnings and reported as a separate component of stockholders' equity.

                                                                     (Continued)

TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     ----------------------------------------------------------------------

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -----------------------------------------------------

     The Bank adopted Statement 115 on January 1, 1994. The Bank classified all of its securities as available for sale. The Bank's adoption of Statement 115 initially resulted in an unrealized gain, net of related tax effects, of $88,977 being recorded as a separate component of stockholder's equity. As of December 31, 1995, there was a net unrealized loss of $117,230 reflected in stockholders' equity.

     Cost of securities sold is determined by the specific identification method. Provisions for losses on investment securities are made when an other than temporary impairment is anticipated by management or known to exist, including losses on sales of securities prior to maturity.

     Mortgage-backed securities and collateralized mortgage obligations represent participating interests in pools of long-term first mortgage loans originated and serviced by the issuer of the securities. Premiums and discounts are amortized to income using the interest method over the remaining life to contractual maturity, adjusted for anticipated prepayments.

     Loans and Allowance for Possible Loan Losses - It is management's policy to charge off all known losses as they are specifically identified. In addition, provisions to the allowance for possible loan losses are based upon a continuing review of the loan portfolio, financial condition of the borrowers, current economic conditions and other pertinent factors.

     Management continually reviews the loan portfolio in order to identify loans which, with respect to principal and interest, have or may become collection problems. When a loan, in management's judgment, becomes doubtful as to the collection of accrued interest income, it is placed on non-accrual status. Interest payments received on non-accrual loans are recognized as income on a cash basis.

     Discounts on loans are accreted to income using a method which does not materially differ from the interest method over the estimated lives of the related loans. Unearned discount on installment loans are recognized during the terms of the loans in decreasing amounts by the sum-of-the-months'- digits method, which approximates the interest method.

                                                                     (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     ----------------------------------------------------------------------

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -----------------------------------------------------

     Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized in income using the interest method over the contractual life of the loans, adjusted for actual prepayments. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield. Cost is allocated to the portion of loans sold based on the relative fair value of the portion retained and the portion sold.

     In May 1993, FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan". Statement No. 114 addresses the accounting by creditors for impairment of certain loans. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the underlying collateral if the loan is collateral dependent. Statement No. 118, issued October 1994, amended Statement No. 114 to allow a creditor to use existing methods to recognize interest income on impaired loans. The Corporation adopted the provisions of Statements 114 and 118 effective January 1, 1995. The Bank's prior method of determining impairment of loans did not differ materially from Statements 114 and 118.

     Other Real Estate - Real estate acquired by foreclosure is carried at fair value at the date of foreclosure. Prior to foreclosure, the value of the underlying loan is adjusted to the fair value of the real estate to be acquired through the allowance for loan losses, if necessary. After foreclosure, foreclosed assets are carried at the lower of fair value minus estimated selling costs or cost. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other operating expenses.
                                                                     (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     ----------------------------------------------------------------------

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED
     -----------------------------------------------------

     Bank Premises and Equipment - Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the related leases.

     Federal Income Taxes - In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The adoption of Statement 109 in 1993 resulted in a cumulative effect adjustment for the change in method of accounting for income taxes of an approximate $170,000 expense.

     Earnings Per Share - Earnings per share is based on dividing net income by the weighted average number of shares of common stock outstanding during the period.

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(2)  INVESTMENT SECURITIES
     ---------------------

     The Bank classifies all of its debt securities as available for sale. The available for sale securities are carried at market value with the unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity, net of income tax effect. Amortized cost and approximate market value of investment securities as of December 31, 1995 are as follows:


                                                Amortized   Gross Unrealized    Market
                                                            ----------------
                                                  Cost       Gains   Losses     Value
                                                ---------   -------  -------    -----

   U.S. Treasury notes                         $   502,557    4,943        -     507,500
   Federal Home Loan Bank bonds                 11,254,989    3,561  115,800  11,142,750
   Student Loan Marketing Association bonds      1,000,000        -   17,000     983,000
   Federal Home Loan Mortgage
     Corporation (FHLMC) bonds                   5,500,000    6,500        -   5,506,500
   Federal Farm Credit Bank Bonds                1,000,000        -   40,000     960,000
   Collateralized mortgage obligations:
     FNMA variable rate                          8,199,959        -   46,058   8,153,901
     FHLMC variable rate                           472,324        -    6,121     466,203
     GNMA variable rate                          8,836,990   32,353        -   8,869,343
   Texas Independent Bank stock                    232,930        -        -     232,930
                                               -----------   ------  -------  ----------

                                               $36,999,749   47,357  224,979  36,822,127
                                               ===========   ======  =======  ==========

                                                                     (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- -------------------------------------------------------------------------------

(2) INVESTMENT SECURITIES, CONTINUED
    --------------------------------

    Amortized cost and approximate market value of investment securities as of December 31, 1994 are as follows:


                                                Amortized          Gross Unrealized       Market
                                                  Cost           Gains         Losses     Value
                                               -----------      ---------------------     -----

   U.S. Treasury notes                        $    498,610           -         13,142      485,468
   Federal Home Loan Bank bonds                 11,218,307           697      442,264   10,776,740
   Federal National Mortgage
     Association (FNMA) debentures               7,998,457           -        352,127    7,646,330
   Student Loan Marketing Association bonds      1,000,000           -         16,250      983,750
   Federal Home Loan Mortgage
     Corporation (FHLMC) bonds                   2,000,000           -        180,000    1,820,000
   Federal Farm Credit Bank Bonds                1,000,000           -          3,750      996,250
   Collateralized mortgage obligations:
     FNMA variable rate                          9,778,799           -        517,032    9,261,767
     FHLMC variable rate                           473,044           -         18,595      454,449
     GNMA variable rate                          4,750,146           -        254,123    4,496,023
   Texas Independent Bank stock                    150,000           -           -         150,000
                                               -----------         -----    ----------  ----------

                                              $ 38,867,363           697    1,797,283   37,070,777
                                               ===========         =====    =========   ==========

   Investment securities with a carrying amount of $9,000,000 at December 31, 1995 were pledged as collateral for public deposits and other purposes as required or permitted by law.

                                                                     (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(2) INVESTMENT SECURITIES, CONTINUED
    --------------------------------

    The following is a summary of the contractual maturities of investment securities. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without prepayment penalties.


                                                              Amortized            Market
    Matures In                                                  Cost               Value
    ----------                                                ---------            ------

     One year or less                                        $ 5,000,000             4,965,000
     One year through five years                              14,257,546            14,134,750
                                                              ----------            ----------
                                                              19,257,546            19,099,750
     Collateralized mortgage obligations                      17,509,273            17,489,447
                                                              ----------            ----------
                                                             $36,766,819            36,589,197
                                                              ==========            ==========

     Gross gains and losses on the sales of investment securities were as follows:

                                                                1995          1994         1993
                                                                ----          ----         ----
     Gross gains                                            $  22,504        49,391      423,080
     Gross losses                                             (90,434)      (43,125)     (10,000)
                                                               ------        ------      -------

     Gain (loss) on sale of investment securities           $ (67,930)        6,266      413,080
                                                               ======        ======      =======

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(3)   LOANS
      -----

      Major classifications of loans at December 31, 1995 and 1994 are as follows:


                                         1995         1994
                                     ------------  ----------

      Commercial and financial       $ 41,101,017  30,166,722
      Real estate mortgage             25,532,731  15,357,803
      Real estate construction          5,779,000   8,834,000
      Installment and other loans      27,749,499  22,238,835
                                     ------------  ----------
                                      100,162,247  76,597,360
      Less:  purchase discounts           956,029   1,230,705
                                     ------------  ----------

                                     $ 99,206,218  75,366,655
                                     ============  ==========

      Certain assets and liabilities of two failed banks in the Austin area were acquired from the FDIC. The Bank has adopted a cost recovery method of income recognition related to the discount on acquired loans for which collectibility of the contractual loan amount is in question and is recognizing the discount to income using the interest method over the estimated life of the loan when collectibility is probable. Charge-offs in excess of the discount are then charged to the allowance for loan loss. The remaining discount allocated to loans at December 31, 1995 and 1994 is $937,000 and $1,194,000, respectively. The remaining purchase discount is from other purchased loans. The amount of discount recognized as interest income in 1995, 1994 and 1993 was approximately $288,125, $596,000, and
      $973,000, respectively. Additional purchase discounts resulted from purchases of other loans acquired by the Bank.

      At December 31, 1995 and 1994, the Bank was servicing approximately $29,900,000 and $25,333,000, respectively, of principal balance of loans which were sold with Small Business Administration guarantees.

                                                                     (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(3)   LOANS, CONTINUED
      ----------------

      The recorded investment in loans which an impairment has been recognized consists of loans which income is recognized on the cash basis (nonaccrual loans) was $150,000 and $166,000 at December 31, 1995 and 1994,
      respectively. The related allowance for loan losses on these loans is $30,000 at December 31, 1995. If interest on these loans had been accrued, income would have been increased by approximately $30,000 in 1995, $12,000 in 1994, and $9,000 in 1993. The average balances of impaired loans was approximately $150,000 during 1995. Interest income recognized on impaired loans during 1995 was $5,000. At December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans are classified nonaccrual.

      Letters of credit and commitments to fund loans totaling $8,300,000 were outstanding at December 31, 1995. If the counterparties to the aforementioned off-balance sheet commit-ments failed to perform, the Bank could suffer losses. However, the aforementioned off-balance sheet commitments are subject to the Bank's internal loan policies and are generally secured by deposits in the Bank, real property or equipment and inventory.

      Loans to officers and directors of the Bank totaled approximately $2,374,000 at December 31, 1995 and were approximately $3,394,000 at December 31, 1994. These loans were made at substantially the same terms available to other customers of the Bank.

      Transactions in the allowance for possible loan losses were as follows:

                                            1995       1994       1993
                                         ----------  ---------  ---------

   Balance at beginning of the year      $  896,756    909,443    758,335
   Balance from acquired bank               125,479          -          -
   Provision for possible loan losses       378,000    239,000    260,000
   Recoveries                               126,671     22,736     34,687
                                         ----------  ---------  ---------
                                          1,526,906  1,171,179  1,053,022
   Less loans charged off                   495,235    274,423    143,579
                                         ----------  ---------  ---------

   Balance at end of year                $1,031,671    896,756    909,443
                                         ==========  =========  =========

                                     F-17

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(4)   BANK PREMISES AND EQUIPMENT
      ---------------------------

      A summary of bank premises and equipment at December 31, 1995 and 1994 follows:


                                                         1995         1994
                                                         ----         ----

      Land and improvements                           $2,075,943    1,470,852
      Bank buildings                                   2,424,825    2,059,565
      Furniture, fixtures and equipment                2,457,733    1,763,462
                                                       ---------    ---------
                                                       6,958,501    5,293,879
      Less accumulated depreciation and amortization  (2,431,832)  (1,521,074)
                                                       ---------    ---------
                                                      $4,526,669    3,772,805
                                                       =========    =========

      The Bank is obligated under noncancelable operating leases for certain of its banking facilities. The future minimum lease payments as of December 31, 1995 are as follows:


               Year Ending December 31:
               ------------------------
                        1996                    $157,000
                        1997                      66,000
                        1998                      66,000

      Rent expense for the years ended December 31, 1995, 1994 and 1993 was $241,801, 196,075 and $164,051, respectively.

(5)   FEDERAL INCOME TAXES
      --------------------

      As discussed in note 1, the Corporation adopted statement 109 as of January 1, 1993. The cumulative impact of the change in method of accounting for income taxes was a $170,112 expense when adopted.

                                                                     (Continued)
                                     F-18

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(5)   FEDERAL INCOME TAXES, CONTINUED
      -------------------------------

      Income tax expense consists of the following:

                                                         1995           1994          1993
                                                         ----           ----          ----
      Federal:
       Current                                        $1,456,945     1,277,292     1,375,550
       Deferred                                          (33,560)      (54,864)     (111,096)
      State franchise tax income component                64,000        58,454        66,095
                                                      ----------     ---------     ---------
                                                      $1,487,385     1,280,882     1,330,549
                                                      ==========     =========     =========

      Total income taxes were allocated as follows:

                                                         1995          1994          1993
                                                         ----          ----          ----

      Income from continuing operations               $1,487,385     1,280,882     1,330,549
      Stockholders' equity, for unrealized
       holding loss on investment securities
       recognized for financial reporting
       purposes                                          548,027      (610,839)          -
                                                      ----------     ---------     ---------
                                                      $2,035,412       670,043     1,330,549
                                                      ==========     =========     =========

      Federal income tax amounts included in the accompanying financial statements are reflected on a consolidated basis. The actual Federal income tax expense differs from the "expected" tax expense computed by applying the U.S. Federal corporate income tax rate of 34% to earnings before provision for income taxes and extraordinary item as follows:

                                                         1995           1994          1993
                                                         ----           ----          ----

      Computed tax expense at statutory rate          $1,425,373     1,231,097     1,296,596
      Increase (decrease) in taxes resulting from:
       Other                                              10,222          -          (27,218)
       Non-deductible expenses                             9,550        11,207        17,549
       State franchise tax-income component               42,240        38,578        43,622
                                                      ----------     ---------     ---------
                                                      $1,487,385     1,280,882     1,330,549
                                                      ==========     =========     =========
                                                                                 (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(5)   FEDERAL INCOME TAXES, CONTINUED
      -------------------------------

      The tax effect of temporary differences that give rise to significant portions of the deferred tax liability at December 31, 1995 and 1994 are as follows:


                                                                     1995       1994
                                                                     ----       ----

       Book basis of fixed assets in excess of tax basis          $(128,138)  (153,514)
       Excess of organizational cost for book purposes
       is greater than amount for tax purposes                       (1,623)    (8,346)
       Other, net                                                    (8,635)    (5,366)
                                                                  ---------    -------
       Deferred tax liabilities                                    (138,396)  (167,226)
                                                                  ---------    -------
       Unrealized loss on securities available for sale              62,812    610,839
       Writedowns of other real estate owned                         34,094          -
       Book allowances for possible losses in excess of bad
        debt reserve for tax purpose                                133,387    117,224
                                                                  ---------    -------
       Deferred tax assets                                          230,293    728,063
       Valuation allowance                                                -          -
                                                                  ---------   --------
       Net deferred tax asset                                     $  91,897    560,837
                                                                  =========   ========

      There is no valuation allowance for deferred tax assets as of December 31, 1995 and 1994. The deferred asset is included in other assets in 1995 and 1994 in the accompanying consolidated balance sheet. The Corporation believes that it is more likely than not it will be able to realize its remaining deferred tax assets through future earnings or reversal of temporary differences generating deferred tax liabilities.

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(6)   REGULATORY MATTERS
      ------------------

      Capital Requirements
      --------------------

      The Bank is currently required to meet certain minimum regulatory capital guidelines for state banks utilizing risk-based capital and leverage capital frameworks. At December 31, 1995, the Bank was required to have a minimum ratio of Tier 1 capital to total risk-adjusted assets of not less than 4%, a ratio of combined Tier 1 and Tier 2 capital to total risk-adjusted assets of not less than 8%, and a leverage ratio of not less than 4%. The State Banking Regulator (State) requires a leverage of capital ratio of 6%. Tier 1 capital includes only common stockholders' equity, common stock warrants and perpetual preferred stock. Tier 2 capital includes other capital elements such as limited life preferred stock, subordinated debt and the allowance for loan losses. The allowance for loan losses may be included only to the extent of 1.25% of risk-adjusted assets. Any excess of the allowance for loan losses over these limits is treated as a reduction in the total risk-based asset amount in the risk-based capital calculation. The leverage ratio is the ratio of Tier 1 capital to total assets reduced for any intangible assets. At December 31, 1995, the Bank had a Tier 1 capital ratio to risk adjusted assets ratio of 9.92% a combined Tier 1 and Tier 2 capital to total risk adjusted assets ratio of 10.68% and a leverage ratio of 8.36% based on regulatory capital guidelines.

      As a state bank, the Bank is subject to dividend restrictions as set forth by the Federal Deposit Insurance Corporation.

      The Corporation declared and paid a $500,000 dividend in 1995, declared and paid a $764,400 dividend in 1993 and declared a $1,000,000 dividend in 1993 which was paid to shareholders' on January 4, 1994.

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(7)   TIME DEPOSITS
      -------------

      Included in time deposits are certificates of deposit in amounts of $100,000 or more. These certificates and their remaining maturities at December 31, 1995 and 1994 are approximately as follows:

                                                           1995        1994
                                                        -----------  ---------

      Three months or less                              $ 5,295,000  4,505,000
      Four through twelve months                          8,761,000  4,669,000
      Twelve months through thirty-six months             1,145,000    400,000
                                                        -----------  ---------

                                                        $15,201,000  9,574,000
                                                        ===========  =========

      Interest expense on these deposits was approximately $611,000, $324,000 and $257,000 for the year ended December 31, 1995, 1994 and 1993, respectively.

(8)   RESTRICTED CASH BALANCES
      ------------------------

      Aggregate reserves (in the form of vault cash and deposits with the Federal Reserve Bank) of approximately $2,582,000 were maintained to satisfy Federal regulatory requirements at December 31, 1995.

(9)   EMPLOYEE BENEFIT PLANS
      ----------------------

      The Bank established an employee benefit plan qualifying under Section 401(k) of the Internal Revenue Code for all eligible employees. Employees become eligible upon meeting certain age and service requirements. The Bank has not made any contributions to the plan.

      The Bank also has established a self-insured health plan for all eligible employees. The health plan is administered by a third-party administrator and is reinsured for individual participant and total plan costs on an annual basis. Health plan expenses for the years ended December 31, 1995, 1994 and 1993 was approximately $213,000, $224,000, and $148,000, respectively.

                  TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(10)  SUBORDINATED DEBENTURES
      -----------------------

      The Corporation had $277,104 in subordinated debentures outstanding at December 31, 1995 and 1994 which bear interest at 1% plus average yield on 10 year U.S. Treasury bond rate payable semi-annually. Principal is due on the subordinated debentures as follows: 2002 - $138,552 and 2003 - $138,552.

(11)  CONTINGENCIES
      -------------

      The Corporation is involved in various claims and legal actions that have arisen in the ordinary course of business. It is management's opinion that liabilities, if any, arising from these actions would not have material adverse effect on the financial condition of the Bank.

(12)  PARENT COMPANY
      --------------

      The condensed parent company only financial statements of Texas Bancorporation, Inc. are shown below:

                                Balance Sheets
                                (Parent Only)

                                 December 31

                                                    1995        1994
                                                    ----        ----
                                   Assets
                                   ------

    Cash and certificates of deposit in Bank    $    36,196        (440)
    Investment in Bank                           13,442,331  10,259,423
    Due from Bank and other assets                  353,052     299,192
                                                -----------  ----------

                                                $13,831,579  10,558,175
                                                ===========  ==========

                                                                     (Continued)

                  TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(12) PARENT COMPANY, CONTINUED
     -------------------------

                                                                   1995         1994
                                                                   ----         ----

                      Liabilities and Stockholders' Equity
                      ------------------------------------
     Liabilities:
        Subordinated debentures                                $   277,104       277,104
        Other liabilities                                            6,602         6,602
                                                               -----------    ----------

                                                                   283,706       283,706
                                                               -----------    ----------

     Stockholders' equity:
        Common stock                                                 8,607         8,607
        Capital surplus                                             14,860        14,860
        Retained earnings                                       13,641,636    11,436,749
        Unrealized loss on securities available for sale          (117,230)   (1,185,747)
                                                               -----------    ----------

          Total stockholders' equity                            13,547,873    10,274,469
                                                               -----------    ----------

                                                               $13,831,579    10,558,175
                                                               ===========    ==========

                            Statements of Earnings
                                 (Parent Only)

                        For the Years Ended December 31

                                                      1995     1994      1993
                                                    --------  -------  ---------

     Dividend income                                $710,000   25,000  2,140,000
                                                    --------  -------  ---------

     Expenses:
        Directors' fees                               97,599   72,000     72,000
        Interest expense                              20,647   25,538     19,470
        Other expenses                                62,820   74,345     10,181
                                                    --------  -------  ---------
          Total expenses                             181,066  171,883    101,651
                                                    --------  -------  ---------

                                                                     (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(12)   PARENT COMPANY, CONTINUED
       -------------------------

                       Statements of Earnings, Continued
                                 (Parent Only)

                        For the Years Ended December 31


                                                               1995        1994       1993
                                                               ----        ----       ----

       Earnings (loss) before Equity in Earnings of Bank    $  528,934   (146,883)  2,038,349
       Equity in earnings of bank, net of dividends paid     2,114,391  2,428,435     239,947
                                                            ----------  ---------   ---------
       Earnings before taxes                                 2,643,325  2,281,552   2,278,296
       Income tax benefit                                       61,562     58,440      34,561
                                                            ----------  ---------   ---------

        Net earnings                                        $2,704,887  2,339,992   2,312,857
                                                            ==========  =========   =========


                            Statements of Cash Flows
                                 (Parent Only)

                        For the Years Ended December 31

                                                                1995         1994        1993
                                                                ----         ----        ----

       Cash flow from operating activities:
        Net earnings                                        $2,704,887   2,339,992   2,312,857
                                                            ----------   ---------   ---------
       Adjustments to reconcile net earnings to
        net cash provided by operating activities:
         Equity in earnings of Bank                         (2,114,391)  2,339,992    (239,947)
         Decrease (increase) in due from
          Bank and other assets                                (53,860)   1,548,01  (1,498,742)
         Decrease in other liabilities                            -       (464,033)    194,091
                                                            ----------    --------   ---------
                                                            (2,168,251) (1,344,454)  1,544,598
                                                            ==========  ==========   =========

          Net cash provided by operating activities            536,636     995,538     768,259
                                                            ----------   ---------   ---------
                                                                                    (Continued)


                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(12)  PARENT COMPANY, CONTINUED
      -------------------------

                      Statements of Cash Flows, Continued
                                 (Parent Only)

                        For the Years Ended December 31

                                                                 1995        1994        1993
                                                              ----------  -----------  ---------

      Cash flow from financing activities:
       Dividend paid                                          $(500,000)  (1,000,000)  (764,400)
                                                              ---------                --------
      Net cash used in financing activities                    (500,000)  (1,000,000)  (764,400
                                                              ---------                --------

      Net increase (decrease) in cash and cash equivalents       36,636       (4,462)     3,859

      Cash and cash equivalents at beginning of year               (440)       4,022        163
                                                              ---------   ----------   --------

      Cash and cash equivalents at end of year                $  36,196         (440)     4,022
                                                              =========   ==========   ========

(13)  BANK ACQUISITION
      ----------------

      Texas Bancorporation, Inc. acquired the outstanding common stock of Lake Buchanan State Bank, a state chartered bank in Burnet, Texas (the Acquired
      Bank). The Acquired Bank was merged into the Bank. This acquisition and merger was consummated in April 1995.

      The acquisition of Lake Buchanan State Bank has been recorded under the purchase method of accounting. Accordingly, all assets acquired and liabilities assumed have been recorded at their fair value as of the date of acquisition.

                                                                     (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(13)  BANK ACQUISITION, CONTINUED
      ---------------------------

      The components of the excess of cost over net assets acquired at April 28, 1995 from Lake Buchanan State Bank follows:

      Cash and cash equivalents                              $ 6,054,695
      Investment securities                                       72,468
      Loans, net                                              12,365,895
      Fixed assets                                               508,179
      Accrued interest receivable                                121,847
      Other assets                                               215,355
                                                             -----------

      Fair value of assets acquired                          $19,338,439
                                                             -----------

      Deposits                                               $17,876,028
      Accrued interest payable                                    28,947
      Other liabilities                                           22,283
                                                             -----------

      Fair value of liabilities assumed                       17,927,258
                                                             -----------

      Excess of assets acquired over liabilities assumed       1,411,181
      Amount paid                                              1,449,670
                                                             -----------

      Excess of cost over net assets acquired                $    38,489
                                                             ===========

      The excess of amount paid over net assets acquired of $38,490 has been classified as goodwill. The amount allocated to goodwill will be amortized using the straight-line method over ten years.

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS
      -----------------------------------

      Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" (Statement 107), requires that the Bank disclose estimated fair values for its financial instruments as of December 31, 1995:

                                             Carrying     Estimated
                                              Amount     Fair Value
                                           ------------  -----------

      Financial assets:
        Total cash and cash equivalents    $ 23,324,963   23,324,963
        Investment securities                36,822,127   36,822,127
        Loans receivable                     95,511,811   98,044,000
                                           ------------  -----------

            Total financial assets         $155,658,901  158,191,090
                                           ============  ===========
      Financial liabilities:
        Deposits                           $147,688,240  147,769,270
        Subordinated debentures                 277,104      277,104
                                           ------------  -----------

            Total financial liabilities    $147,965,344  148,046,374
                                           ============  ===========

      Fair value estimates, methods, and assumptions are set forth below for the Bank's financial instruments.

      Cash and Cash Equivalents
      -------------------------

      The carrying amounts for cash and cash equivalents approximate fair value because they mature in less than 90 days and do not present unanticipated credit concerns.


                                                            (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
      ----------------------------------------------

      Investments and Mortgage-Backed Securities
      ------------------------------------------

      The fair value of longer-term investments and mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

      Loans
      -----

      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, and installment. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

      The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan.

      Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market informa-tion and specific borrower information.

      Average maturity represents the expected average cash flow period, which in some instances is different than the stated maturity.

      Management has made estimates of fair value discount rates that it believes to be reasonable. However, because there is no market for many of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale.

                                                                     (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------
(14) FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
     ----------------------------------------------

     Deposit Liabilities
     -------------------

     The fair value of deposits with no stated maturity, such a non-interest bearing demand deposits, savings, and NOW and money market accounts, is equal to the amounts payable on demand as of December 31, 1995. The fair value of certificates of deposit and individual retirement accounts are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

     The fair value estimates do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

     Subordinated Debentures
     -----------------------

     The fair value of subordinated debentures equal to the stated amount because the debentures adjust to estimated market rates on a semiannual basis.

     Commitments to Extend Credit, Standby Letters of Credit, and Financial
     ----------------------------------------------------------------------
     Guarantees Written
     ------------------

     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of financial guarantees written and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties. The carrying amount and fair value of the aforementioned off-balance sheet items is not material.

                                                                     (Continued)

                   TEXAS BANCORPORATION, INC. AND SUBSIDIARY

- --------------------------------------------------------------------------------

(14)  FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED
      ----------------------------------------------

      Limitations
      -----------

      Fair value estimates are made at specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets or liabilities include the deferred tax assets, bank premises and equipment, and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the aforementioned estimates.

(15)  DIRECTORS' BONUS EXPENSE
      ------------------------

      In 1993, the Corporation paid a $647,550 directors' bonus for all directors of the Bank for their involvement in Board of Directors' meetings and Board committees since 1986. The Corporation also paid directors' fees of $72,000 for all directors of the Corporation for 1993. The Corporation and Bank's directors' fees have been included in salaries and employees benefits in the 1994 and 1995 consolidated statements of earnings.

                                  APPENDIX A

                     AGREEMENT AND PLAN OF REORGANIZATION

                                   AGREEMENT
                                      AND
                            PLAN OF REORGANIZATION



     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 3rd day of June, 1996, by and between TEXAS BANCORPORATION, INC. ("Bancorp"), a Texas corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Bancorp (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Bancorp of the par value of $0.01 per share ("Bancorp Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

   1.  BASIC PLAN OF REORGANIZATION

   (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Bancorp pursuant to the Merger Agreement, with Bancorp as the surviving corporation, in which merger each share of Bancorp Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing 762,500 by the number of shares of Bancorp Common Stock then outstanding.

     (b) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Bancorp Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of

Norwest Common Stock into which a share of Bancorp Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Bancorp Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

     (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Texas within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger, the expiration of all required waiting periods and the meeting of shareholders held to approve the Merger. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Odessa, Texas time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Bancorp pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF BANCORP. Bancorp represents and warrants to Norwest as follows:

     (a) Organization and Authority. Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Bancorp and the Bancorp Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Bancorp is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Bancorp has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

     (b) Bancorp's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Bancorp's subsidiaries as of the date hereof (individually a "Bancorp Subsidiary" and collectively the "Bancorp Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Bancorp. No equity security of any Bancorp Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Bancorp Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to the Texas Business Corporation Act and the Texas Banking Act, all of such shares so owned by Bancorp are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Bancorp Subsidiary is a corporation or state banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Bancorp does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) Capitalization. The authorized capital stock of Bancorp consists of 1,000,000 of preferred shares, $10.00 par value, of which as of the close of business on March 31, 1996, no shares were outstanding and 1,000,000 shares of common stock, $0.01 par value, of which as of the close of business on March 31, 1996, 860,685 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Bancorp Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Bancorp Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto, were exercised is 860,685. All of the outstanding shares of capital stock of Bancorp have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Bancorp or any Bancorp Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Bancorp or any Bancorp Subsidiary. Since March 31, 1996 no shares of Bancorp capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Bancorp or any Bancorp Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Bancorp.

     (d) Authorization. Bancorp has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Bancorp and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Bancorp. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Bancorp as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Bancorp enforceable against Bancorp in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and contracting parties generally and except as enforceability may be subject to general principles of equity.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Bancorp of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Bancorp with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Bancorp or any Bancorp Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancorp or any Bancorp Subsidiary is a party or by which it may be bound, or to which Bancorp or any Bancorp Subsidiary or any of the properties or assets of Bancorp or any Bancorp Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Bancorp, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bancorp or any Bancorp Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act, the Texas Banking Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Bancorp of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) Bancorp Financial Statements. The consolidated balance sheets of Bancorp and Bancorp's Subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1995, together with the notes thereto, certified by KPMG Peat Marwick LLP, and the unaudited consolidated statements of financial condition of Bancorp and Bancorp's Subsidiaries as of March 31, 1996 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three (3) months then ended (collectively, the "Bancorp Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Bancorp and Bancorp's Subsidiaries at the dates and the consolidated results of operations and cash flows of Bancorp and Bancorp's Subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1990, Bancorp and each Bancorp Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file, if any, with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Bancorp Reports". As of their respective dates, the Bancorp Reports, as amended, complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Bancorp Reports have been made available to Norwest by Bancorp.

     (g) Properties and Leases. Except as may be reflected in the Bancorp Financial Statements and except for any lien for current taxes not yet delinquent, Bancorp and each Bancorp Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Bancorp's consolidated balance sheet as of March 31, 1996 for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Bancorp or any Bancorp Subsidiary pursuant to which Bancorp or such Bancorp Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Bancorp or such Bancorp Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Bancorp's and each Bancorp Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Except as set forth in Schedule 2(h), each of Bancorp and the Bancorp Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Bancorp and the Bancorp Subsidiaries for the fiscal year ended December 31, 1992, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Bancorp nor any Bancorp Subsidiary is a party to any pending action or proceeding, nor to Bancorp's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Bancorp or any Bancorp Subsidiary which has not been settled, resolved and fully satisfied. Each of Bancorp and the Bancorp Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of March 31, 1996, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Bancorp and the Bancorp Subsidiaries with respect to all periods through the date thereof.

     (i) Absence of Certain Changes. Since December 31, 1995 there has been no change in the business, financial condition or results of operations of Bancorp or any Bancorp Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Bancorp nor any Bancorp Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Bancorp or such Bancorp Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Bancorp or any Bancorp Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Bancorp or any Bancorp Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any lease with annual rental payments aggregating $10,000 or more; or

          (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

          (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k) Litigation and Other Proceedings. Bancorp has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Bancorp with respect to loss contingencies as of December 31, 1995 in connection with the Bancorp Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Bancorp or any Bancorp Subsidiary since said date. Neither Bancorp nor any Bancorp Subsidiary is a party to any pending or, to the best knowledge of Bancorp, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Bancorp and the Bancorp Subsidiaries taken as a whole.

     (l) Insurance. Bancorp and each Bancorp Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Bancorp has owned such Bancorp Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Bancorp and each Bancorp Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Bancorp or such Bancorp Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Bancorp, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Bancorp and each Bancorp Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Bancorp nor any Bancorp Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Bancorp or any Bancorp Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Bancorp and the Bancorp Subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Bancorp or any Bancorp Subsidiary is pending or, to the best knowledge of Bancorp, threatened. Neither Bancorp nor any Bancorp Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Bancorp or such Bancorp Subsidiary. Employees of Bancorp and the Bancorp Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Bancorp no officer or director of Bancorp or any Bancorp Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Bancorp or any Bancorp Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Bancorp or any Bancorp Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Bancorp's or such Bancorp Subsidiary's Board of Directors.

     (p)  Bancorp Benefit Plans.

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Bancorp or any Bancorp Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any material liability under ERISA or otherwise exists or may be incurred by Bancorp or any Bancorp

     Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Bancorp or the Bancorp subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Bancorp knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Bancorp, no Plan, if any, or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Bancorp, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Bancorp and the Bancorp Subsidiaries taken as a whole.

          (v) No Plan, if any, which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan, if any, or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Bancorp or any Bancorp Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q) Proxy Statement, etc. None of the information regarding Bancorp and the Bancorp Subsidiaries supplied or to be supplied by Bancorp for inclusion in
(i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Bancorp Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Bancorp's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Bancorp and the Bancorp Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (r) Registration Obligations. Neither Bancorp nor any Bancorp Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

     (s) Brokers and Finders. Neither Bancorp nor any Bancorp Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Bancorp or any Bancorp Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (t) Fiduciary Activities. Neither Bancorp nor any Bancorp subsidiary has ever had any accounts for which it has acted as a fiduciary including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

     (u) No Defaults. Neither Bancorp nor any Bancorp Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Bancorp and the Bancorp Subsidiaries, taken as a whole. To the best of Bancorp's knowledge, all parties with whom Bancorp or any Bancorp Subsidiary has material leases, agreements or contracts or who owe to Bancorp or any Bancorp Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Bancorp Subsidiaries are in compliance therewith in all material respects.

     (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Bancorp or any Bancorp Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Bancorp's knowledge, threatened against Bancorp or any Bancorp Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Bancorp and Bancorp's Subsidiaries taken as a whole; to the best of Bancorp's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Bancorp's knowledge neither Bancorp nor any Bancorp Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Bancorp has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Bancorp as follows:

     (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act. Norwest has furnished Bancorp true and correct copies of its certificate of incorporation and by-laws, as in effect on the date hereof.

     (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1995, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c)  Capitalization. The authorized capital stock of Norwest consists of
(i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1995, 1,127,125 shares of 10.24% Cumulative Preferred Stock, at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 12,984 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 24,572 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1995, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1995, 352,760,457 shares were outstanding and 5,571,696 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

     (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors and contracting parties generally and except as enforceability may be subject to general principles of equity.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act, Texas Banking Act or the HSR Act, and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1995, together with the notes thereto, certified by KPMG Peat Marwick LLP and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of March 31, 1996 and the related unaudited consolidated statements of income and cash flows for the three (3) months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f) Reports. Since December 31, 1990, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of March 31, 1996 included in Norwest's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i) Absence of Certain Changes. Since December 31, 1995, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of May 1, 1996 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Norwest Benefit Plans.

          (i) As of May 1, 1996, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
     Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. Merger Co. will have corporate power and authority to enter into the Merger Agreement and to carry out its obligations thereunder.

     4. COVENANTS OF BANCORP. Bancorp covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Bancorp, and each Bancorp Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the second business day following receipt of the request), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $100,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Bancorp and each Bancorp Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Bancorp and the Bancorp Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business after reasonable notice. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Bancorp herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Bancorp and each Bancorp subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; provided, however, that Bancorp may declare and pay dividends out of year-to-date 1996 earnings, in accordance with applicable law and regulation, in an aggregate amount not to exceed $41,667 per month between December 31, 1995 and the Closing Date; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Bancorp; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices (including bonus plans), provided, however, that Bancorp may, in addition, accrue and pay bonuses in accordance with Schedule 4(b) attached hereto; sell or otherwise dispose of any shares of the capital stock of any Bancorp Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of Bancorp will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. It is anticipated that the shareholder meeting would be held no more than 21 days prior to the anticipated Closing Date. The Board of Directors of Bancorp will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Texas Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Bancorp will furnish or cause to be furnished to Norwest all the information concerning Bancorp and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KPMG Peat Marwick LLP to use such opinion in such Registration Statement.

     (e) Bancorp will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Bancorp to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest. Bancorp shall provide to Norwest, as soon as reasonably practicable, all nonconfidential portions of applications filed with and correspondence to or from regulatory authorities related to the consummation of the transactions contemplated herein.

     (f) Bancorp will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Bancorp will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Bancorp and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Bancorp's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Bancorp, in the public domain, or later acquired by Bancorp from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Bancorp, nor any Bancorp Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Bancorp or any Bancorp Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Bancorp or any Bancorp Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Bancorp or any Bancorp Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Bancorp or any Bancorp Subsidiary concerning any of the foregoing, Bancorp or such Bancorp Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Bancorp shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Bancorp and each Bancorp Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and
(ii) to submit application, if required, to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

     (k) Neither Bancorp nor any Bancorp Subsidiary shall take any action which with respect to Bancorp would disqualify the Merger as a "pooling of interests" for accounting purposes.

     (l) Bancorp shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of Bancorp who may reasonably be deemed an "affiliate" of Bancorp within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) Bancorp shall establish such additional accruals and reserves as may be necessary to conform Bancorp's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Bancorp's business following the Merger and to provide for the costs and expenses relating to the consummation by Bancorp of the Merger and the other transactions contemplated by this Agreement.

     (n) Bancorp shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Bancorp shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Bancorp shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within four weeks of execution of the definitive agreement.

     (o) Bancorp shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Bancorp as follows:

     (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Bancorp all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Bancorp, or in any statement or application made by Bancorp to any governmental body in connection with the transactions contemplated by this Agreement. From the date hereof to the Closing Date, Norwest shall deliver to Bancorp, when reasonably available, Norwest's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Report on Form 10-K, as filed with the SEC.

     (c) Unless otherwise agreed by the parties hereto, as promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Bancorp pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Bancorp shareholders, at the time of the Bancorp shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Bancorp or any Bancorp subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Bancorp pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Bancorp pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Bancorp to obtain all such approvals and consents required by Bancorp. Norwest shall provide to Bancorp, as soon as reasonably practicable, all nonconfidential portions of applications filed with and correspondence to or from regulatory authorities related to the consummation of the transactions contemplated herein.

     (h) Norwest will hold in confidence all documents and information concerning Bancorp and Bancorp's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Bancorp (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Bancorp.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Texas Business Corporation Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Bancorp as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall give Bancorp notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) Norwest shall use its best efforts to obtain and deliver to Bancorp, prior to the Effective Date of the Merger, signed representations from the directors and executive officers of Norwest to the effect that, except for de minimus dispositions which will not disqualify the Merger as a pooling of interests, they will not dispose of shares of Norwest or Bancorp during the period commencing 30 days prior to the Effective Date and ending upon publication by Norwest of financial results including at least 30 days of combined operations of Bancorp and Norwest.

     (n) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Bancorp and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Bancorp or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (o) With respect to the indemnification of directors and officers and with respect to officers' and directors' insurance, Norwest agrees as follows:

          (i) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Bancorp or any Bancorp Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in Bancorp's Articles of Incorporation or By-laws or similar governing documents of any Bancorp Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(o)(i) shall be deemed to preclude the liquidation, consolidation or merger of Bancorp or any Bancorp Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Bancorp, Norwest shall guarantee, to the extent of the net asset value of Bancorp or any Bancorp Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Bancorp or any Bancorp Subsidiary to the extent of indemnification obligations of Bancorp and the Bancorp Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(o)(i), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of Bancorp or any Bancorp Subsidiary to a greater extent than Bancorp or any Bancorp Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

          (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(o)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Norwest thereof, but the failure to so notify shall not relieve Norwest of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Norwest shall have the right to assume the defense thereof and Norwest shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Norwest elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Norwest and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Norwest shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Norwest shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter.

          (iii) for a period of three years after the Effective Time of the Merger, Norwest shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Bancorp (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that in no event shall Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(o)(iii), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by Bancorp for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, Bancorp shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount.

          (iv) if Norwest or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or Merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Norwest shall assume the obligations set forth in this paragraph 5(o).

          (v) the provisions of this paragraph 5(o) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF BANCORP. The obligation of Bancorp to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Bancorp:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) Bancorp shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Bancorp required for approval of a plan of merger in accordance with the provisions of Bancorp's Articles of Incorporation and the Texas Business Corporation Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Bancorp pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Bancorp shall have received an opinion, dated the Closing Date, of counsel to Bancorp, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Bancorp Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Bancorp will be the same as the basis of Bancorp Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Bancorp will include the holding period of the Bancorp Common Stock, provided such shares of Bancorp Common Stock were held as a capital asset as of the Effective Time of the Merger.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Bancorp and the Bancorp Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Bancorp shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Bancorp required for approval of a plan of merger in accordance with the provisions of Bancorp's Articles of Incorporation and the Texas Business Corporation Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Bancorp, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Bancorp or any Bancorp Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Bancorp and each Bancorp Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Bancorp's or such subsidiary's business required for the consummation of the Merger, and Bancorp and each Bancorp Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) Neither Bancorp nor any Bancorp Subsidiary shall have taken any action which with respect to Bancorp would disqualify the Merger as a "pooling of interests" for accounting purposes and Norwest shall have received from KPMG Peat Marwick an opinion to that effect.

     (i) At any time since the date hereof the total number of shares of Bancorp Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Bancorp Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 860,685.

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Bancorp a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Bancorp included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Bancorp;

          (ii) the amounts reported in the interim quarterly financial statements of Bancorp agree with the general ledger of Bancorp;

          (iii) the annual and quarterly financial statements of Bancorp and the Bancorp Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from the date of the most recent unaudited consolidated financial statements of Bancorp and the Bancorp Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Bancorp and the Bancorp Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Bancorp and the Bancorp Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Bancorp and the Bancorp Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Bancorp and the Bancorp Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Bancorp included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Bancorp and the Bancorp Subsidiaries considered as a whole shall not have sustained since December 31, 1995 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Bancorp or any Bancorp Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Bancorp and its subsidiaries taken as a whole.

     (n) Since March 31, 1996, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business of Bancorp and the Bancorp Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Bancorp or any Bancorp Subsidiary as of the Effective Date of the Merger ("Bancorp Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Bancorp employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (with full credit for years of past service to Bancorp and the Bancorp Subsidiaries, to the extent credited under the respective employee welfare benefit plans of Bancorp and Bancorp Subsidiaries, and not subject to pre-existing condition exclusions, except with respect to the Norwest Long Term Care
Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (provided, however, that it is Norwest's intent that the transition from the Bancorp plans to the Norwest plans be facilitated without gaps in coverage to the participants and without duplication in costs to Norwest):

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

For the purpose of determining each Bancorp Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by a Bancorp Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit.

     (b)  Employee Retirement Benefit Plans.

Each Bancorp Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Bancorp and the Bancorp Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of Bancorp and the Bancorp Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Each Bancorp Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9.  TERMINATION OF AGREEMENT.

     (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

          (i)  by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by December 31, 1996 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

          (iii) by Bancorp or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (iv) by Bancorp, within five business days after the end of the Index Measurement Period (as defined in subparagraph (c)(ii) below), if both of the following conditions are satisfied:

               (A) the Norwest Measurement Price (as defined in subparagraph
          (c)(ii) below) is less than $30; and

               (B) the number obtained by dividing the Norwest Measurement Price by the closing price of Norwest Common Stock on the trading day immediately preceding the date of this Agreement is less than the number obtained by dividing the Final Index Price (as defined in subparagraph (c) below) by the Initial Index Price (as defined in subparagraph (c) below) and subtracting 0.15 from such quotient.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     (c) For purposes of this paragraph 9:

          (i) The "Company Market Capitalization" shall mean (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by
     (b) the
     number of shares of common stock of such company outstanding as of March 31, 1996 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between March 31, 1996 and the close of the trading day immediately preceding the date of this Agreement).

          (ii) The "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of Bancorp held to vote on this Agreement and the Merger Agreement (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the Index Measurement Period.

          (iii) The "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

          (iv) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

          (v) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

          (vi) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

          (vii) The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

     If a Common Stock Adjustment occurs with respect to the shares of Norwest or any company in the Index Group between the date of this Agreement and the Bancorp shareholder meeting date, the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time of the Merger.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Bancorp and Bancorp Subsidiaries shall be borne by Bancorp, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to Bancorp:

               Texas Bancorporation, Inc.
               4101 North Parkway
               Odessa, TX 79762
               Attention: Richard Browning, Chairman & CEO

          With a copy to:

               Thompson & Knight, a Professional Corporation
               1700 Pacific Avenue, Suite 3300
               Dallas, TX 75201
               Attention: O. Paul Corley, Jr.

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Bancorp shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                   TEXAS BANCORPORATION, INC.


By:  /s/ Ken Murray                   By:  /s/ Richard D. Browning
Its: Executive Vice President         Its: Chairman and Chief Executive Officer

                                                                       EXHIBIT A

                         AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                          TEXAS BANCORPORATION, INC.
                              a Texas corporation
                          (the surviving corporation)
                                      AND
                                 [MERGER CO.]
                              a Texas corporation
                           (the merged corporation)

     This Agreement and Plan of Merger dated as of __________, 1996, between TEXAS BANCORPORATION, INC., a Texas corporation (hereinafter sometimes called "Bancorp" and sometimes called the "surviving corporation") and [MERGER CO.], a Texas corporation ("Merger Co.") (said corporations being hereinafter sometimes referred to as the "constituent corporations"),

     WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on _______, 19__, and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act. Merger Co. has authorized capital stock of ________ shares of common stock having a par value of $_____ per share ("Merger Co. Common Stock"), of which _________ shares were outstanding as of the date hereof; and

     WHEREAS, Bancorp was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on ________, 19__ and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act. Bancorp has authorized capital stock of 1,000,000 shares of Preferred Stock, par value $10.00 per share ("Bancorp Preferred Stock") of which no shares were outstanding and no shares were held in the treasury as of ___________ , 19__ and 1,000,000 shares of Common Stock, par value $0.01 per share ("Bancorp Common Stock") of which 860,685 shares were outstanding and no shares were held in the treasury as of ___________ , 19__; and

     WHEREAS, Norwest Corporation and Bancorp are parties to an Agreement and Plan of Reorganization dated as of __________ , 1996 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

     WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Bancorp, with Bancorp continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Texas Business Corporation Act, which statute permits such merger; and

     WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code;

     NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Bancorp pursuant to the laws of the State of Texas, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Bancorp, the mode of carrying said merger into effect, the manner and basis of converting the shares of Bancorp Common Stock into shares of common stock of Norwest of the par value of $1-2/3 per share ("Norwest

Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

     FIRST: At the time of merger Merger Co. shall be merged with and into Bancorp, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be ________________.

     SECOND: The Articles of Incorporation of Bancorp at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

          [Amend to change name, number of directors, etc.]

     THIRD: The By-Laws of Bancorp at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

     FOURTH: The directors of Merger Co. at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

     FIFTH:   The officers of Merger Co. at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

     SIXTH: The manner and basis of converting the shares of Bancorp Common Stock into cash or shares of Norwest Common Stock shall be as follows:

     1. Each of the shares of Bancorp Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing 762,500 by the number of shares of Bancorp Common Stock then outstanding.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Bancorp Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Bancorp Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Bancorp Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for Bancorp Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock, if any, into which a share of Bancorp Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Bancorp Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of Bancorp Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days immediately preceding the meeting of shareholders held to vote on the merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.


     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Texas; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and Bancorp in accordance with the Texas Business Corporation Act; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Texas Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Bancorp and by the Secretary or an Assistant Secretary of Bancorp, and shall be filed in the office of the Secretary of State of the State of Texas in accordance with the Texas Business Corporation Act.

     2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Bancorp shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section 5.06 of the Texas Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Bancorp and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     3. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

     4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Texas, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                                       TEXAS BANCORPORATION, INC.


                                       By:  _________________________________
                                       Its: _________________________________


(Corporate Seal)


Attest:


__________________________
     Secretary



                                       [MERGER CO.]


                                       By:  ________________________________
                                       Its: ________________________________


(Corporate Seal)


Attest:


___________________________
     Secretary

                                                                       EXHIBIT B
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Texas Bancorporation, Inc., a Texas corporation ("Bancorp").

     Pursuant to an Agreement and Plan of Reorganization, dated as of ________, 1996, (the "Reorganization Agreement"), between Bancorp and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into Bancorp (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, par value $0.01 per share, of Bancorp ("Bancorp Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Bancorp Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of Norwest Common Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of Bancorp and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations of Norwest and Bancorp have been published.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Bancorp Common Stock, Norwest Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for Bancorp.

                                       Sincerely,

                                       _________________________

                                                                       EXHIBIT C


               BancOne Corporation
               Bank of Boston Corporation
               Bank of New York
               BankAmerica Corporation
               Barnett Banks, Inc.
               Boatmen's Bancshares
               Comerica, Inc.
               CoreStates Financial Corporation
               First Bank System, Inc.
               First Chicago NBD Corporation
               First Union Corporation
               Fleet Financial
               KeyCorp
               Mellon Bank Corporation
               National City Corporation
               Nations Bank
               PNC Financial Corporation
               Signet Banking Corporation
               Suntrust Banks, Inc.
               U.S. Bancorp
               Wachovia Corporation
               Wells Fargo

                                  APPENDIX B

                        TEXAS BUSINESS CORPORATION ACT
                         ARTICLES 5.11, 5.12 AND 5.13

ART. 5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
          ACTIONS


          A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

                    (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise:

                    (2) Any sale, lease, exchange or other disposition (not
               including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

                    (3) Any plan of exchange pursuant to Article 5.02 of this
               Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

          B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than
               (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.
               Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955.
               Amended by Acts 1957, 55th Leg., p. 111, ch. 54, (S) 10; Acts 1973, 63rd Leg., p. 1508, ch. 545, (S) 36, eff. Aug. 27, 1973;
               Acts 1989, 71st Leg., ch. 801, (S) 34, eff. Aug. 28, 1989; Acts
               1991, 72nd Leg., ch. 901, (S) 32, eff. Aug 26, 1991.

ART. 5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS


          A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article
               5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

                    (1) (a) With respect to proposed corporate action that is
               submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                    (b) With respect to proposed corporate action that is
               approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the Corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article
               9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

                    (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

                    (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

          B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporate (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

          C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

          D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

          E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

          F. The provisions of this Article shall not apply to a merger if, on the date of filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

          G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.
               Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955.
               Amended by Acts 1967, 60th Leg., p. 1721, ch. 657 (S) 12, eff. June 17, 1967; Acts 1983, 68th Leg., p. 2570, ch. 442 (S) 9, eff.
               Sept. 1, 1983; Acts 1987, 70th Leg., ch. 93, (S) 27, eff. Aug.
               31, 1987; Acts 1989, 71st Leg., ch. 801, (S) 35, eff. Aug 28,
               1989; Acts 1993, 73rd Leg., ch 215, (S) 2.16, eff. Sept. 1, 1993.

ART. 5.13 PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS


          A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

          B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either
               Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

          C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or
               5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or

               5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.
               Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955.
               Amended by Acts 1967, 60th Leg., p. 1723, ch. 657, (S) 13, eff.
               June 17, 1967; Acts 1983, 68th Leg., p. 2573, ch. 442, (S) 10,
               eff. Sept. 1, 1983; Acts 1993, 73rd Leg., ch. 215, (S) 2.17, eff.
               Sept. 1, 1993.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 16, 1996.

                                NORWEST CORPORATION

                                By:  /s/ Richard M. Kovacevich
                                     ------------------------------------------
                                     Richard M. Kovacevich
                                     President and Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed on September 16, 1996 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich            President and Chief Executive Officer
- ------------------------------
    Richard M. Kovacevich            (Principal Executive Officer)

/s/ John T. Thornton                 Executive Vice President and Chief
- ------------------------------
    John T. Thornton                 Financial Officer
                                     (Principal Financial Officer)

/s/ Michael A. Graf                  Senior Vice President and Controller
- ------------------------------
    Michael A. Graf                  (Principal Accounting Officer)


DAVID A. CHRISTENSEN    )
GERALD J. FORD          )
PIERSON M. GRIEVE       )
CHARLES M. HARPER       )
WILLIAM A. HODDER       )
LLOYD P. JOHNSON        )            A majority of the
REATHA CLARK KING       )            Board of Directors*
RICHARD M. KOVACEVICH   )
RICHARD S. LEVITT       )
RICHARD D. McCORMICK    )
CYNTHIA H. MILLIGAN     )
BENJAMIN F. MONTOYA     )
IAN M. ROLLAND          )
MICHAEL W. WRIGHT       )

- --------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   ------------------------------------------
                                       Richard M. Kovacevich
                                       Attorney-in-Fact


                                      II-5